UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.      )

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TIBCO Software Inc.

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(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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TIBCO Software Inc.

3303 Hillview Avenue

Palo Alto, CA 94304

February 23, 2009

Dear Stockholders:

You are cordially invited to attend the annual meeting of stockholders of TIBCO Software Inc. on Wednesday, April 8, 2009, at 10:00 a.m. local time. The meeting will be held at our headquarters located at 3303 Hillview Avenue, Palo Alto, California.

The matters to be acted upon are described in the accompanying Notice of Annual Meeting and Proxy Statement.

Your vote is very important. Whether or not you plan to attend the annual meeting, we urge you to vote and submit your proxy by telephone, the Internet or by mail in order to ensure the presence of a quorum. If you attend the meeting, you may, of course, revoke your proxy and vote your shares in person. If you hold your shares through an account with a brokerage firm, bank or other nominee, please follow the instructions you receive from them to vote your shares.

We look forward to seeing you at the meeting.

Sincerely,

Vivek Y. Ranadivé
Chief Executive Officer and Chairman of the Board

TIBCO Software Inc.

3303 Hillview Avenue

Palo Alto, CA 94304

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON APRIL 8, 2009

To the Stockholders of TIBCO Software Inc.:

NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of TIBCO Software Inc., a Delaware corporation, will be held on April 8, 2009, at 10:00 a.m. local time at our headquarters located at 3303 Hillview Avenue, Palo Alto, California, for the following purposes:

1. To elect five directors to serve until our next annual meeting of stockholders or until their successors are duly elected and qualified;

2. To ratify the appointment of PricewaterhouseCoopers LLP as our independent auditors for the fiscal year ending November 30, 2009; and

3. To transact such other business as may properly come before the meeting.

Only stockholders of record at the close of business on February 9, 2009, are entitled to notice of, and to vote at, the Annual Meeting. For ten days prior to the meeting, a complete list of stockholders entitled to vote at the meeting will be available for examination by any stockholder, for any purpose relating to the meeting, during ordinary business hours at our headquarters at the above address.

By Order of the Board of Directors,

William R. Hughes Secretary

Palo Alto, California

February 23, 2009

YOUR VOTE IS IMPORTANT

WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, WE ENCOURAGE YOU TO VOTE AND SUBMIT YOUR PROXY BY TELEPHONE, THE INTERNET OR BY MAIL. FOR ADDITIONAL INSTRUCTIONS ON VOTING BY TELEPHONE OR THE INTERNET, PLEASE REFER TO YOUR PROXY CARD. TO VOTE AND SUBMIT YOUR PROXY BY MAIL, PLEASE COMPLETE, SIGN AND DATE THE ENCLOSED PROXY CARD AND RETURN IT IN THE ENCLOSED ENVELOPE. IF YOU ATTEND THE MEETING, YOU MAY, OF COURSE, REVOKE YOUR PROXY AND VOTE IN PERSON. IF YOU HOLD YOUR SHARES THROUGH AN ACCOUNT WITH A BROKERAGE FIRM, BANK OR OTHER NOMINEE, PLEASE FOLLOW THE INSTRUCTIONS YOU RECEIVE FROM THEM TO VOTE YOUR SHARES.

ELECTRONIC DELIVERY OF PROXY MATERIALS

We are pleased to offer to our stockholders the benefits and convenience of electronic delivery of annual meeting materials, including email delivery of future proxy statements, annual reports and related materials and on-line stockholder voting. If a broker or other nominee holds your shares and you would like to sign-up for electronic delivery, please visit “Proxy Information” on our website at http://www.tibco.com to enroll. Your electronic delivery enrollment will be effective until you cancel it. We encourage you to conserve natural resources, as well as help us reduce printing and mailing costs, by signing up to receive future proxy mailings by email.

TIBCO Software Inc.

3303 Hillview Avenue

Palo Alto, CA 94304

PROXY STATEMENT FOR

2009 ANNUAL MEETING OF STOCKHOLDERS

This Proxy Statement is furnished in connection with the solicitation of proxies on behalf of the Board of Directors of TIBCO Software Inc., a Delaware corporation, for use at the Annual Meeting of Stockholders to be held on April 8, 2009, at 10:00 a.m. local time, or at any adjournment or postponement thereof, for the purposes set forth herein and in the accompanying Notice of Annual Meeting.

The Annual Meeting will be held at our headquarters located at 3303 Hillview Avenue, Palo Alto, California. This Proxy Statement and accompanying proxy card will be mailed on or about February 23, 2009, to all stockholders entitled to vote at the Annual Meeting.

Voting Rights

Only stockholders of record at the close of business on February 9, 2009, the record date, are entitled to notice of and to vote at the Annual Meeting and any adjournment or postponement thereof. At the close of business on February 9, 2009, we had 174,814,382 shares of common stock outstanding and no shares of preferred stock outstanding.

Each stockholder of record is entitled to one vote for each share of common stock held on the record date on all matters. There is no cumulative voting in the election of directors.

How to Vote Your Shares

YOUR VOTE IS IMPORTANT. Your shares can be voted at the Annual Meeting only if you are present in person or represented by proxy. Whether or not you expect to attend the meeting, please take the time to vote your proxy.

Stockholders of record, or “registered stockholders,” can vote:

By Telephone:	Call the toll-free number indicated on the enclosed proxy and follow the recorded instructions.

By Internet:	Go to the website indicated on the enclosed proxy and follow the instructions provided.

By Mail:	Mark your vote, date, sign and return the enclosed proxy in the postage-paid return envelope provided.

If your shares are held beneficially in “street” name through a nominee such as a brokerage firm, financial institution or other holder of record, your vote is controlled by that firm, institution or holder. Your vote may also be cast by telephone or Internet, as well as by mail, if your brokerage firm or financial institution offers such voting alternatives. Please follow the specific instructions provided by your nominee on your proxy card.

Even if you have given your proxy, you still may vote in person if you attend the meeting. Please note, however, that if your shares are held beneficially through a broker, bank or other nominee and you wish to vote at the meeting, you must obtain a proxy issued in your name from the record holder.

Voting of Proxies

All shares represented by a valid proxy received prior to the meeting will be voted, and, if you provide specific instructions, your shares will be voted as you instruct. If you sign your proxy card with no further instructions, your shares will be voted FOR each of the nominees for the Board of Directors, FOR the ratification of PricewaterhouseCoopers LLP as our independent auditors for the fiscal year ending November 30, 2009, and in the discretion of the proxy holders with respect to any other matters that properly come before the meeting.

Revocability of Proxies

You may revoke or change a previously delivered proxy at any time before the meeting by delivering a written notice of revocation or another proxy with a later date to our Corporate Secretary at our headquarters at 3303 Hillview Avenue, Palo Alto, California 94304. You may also revoke your proxy by attending the meeting and voting in person, although attendance at the meeting will not, by itself, revoke a proxy.

Votes Required to Approve Matters Presented at the Annual Meeting

Our directors are elected by a plurality of the votes or shares of common stock present at the Annual Meeting, either in person or by proxy. Ratification of the selection of PricewaterhouseCoopers LLP as our independent auditors requires the affirmative vote of the holders of a majority of the outstanding shares of common stock present at the meeting either in person or by proxy and entitled to vote on the subject matter of the proposal.

If your shares are registered in the name of a bank, brokerage firm or other nominee and you do not provide your broker or nominee with voting instructions, your shares may constitute “broker non-votes.” Generally, broker non-votes occur on certain non-routine matters when a broker is not permitted to vote on that matter without specific instructions from the beneficial owner and instructions are not given. In tabulating the voting result for any particular proposal, shares that constitute broker non-votes are not considered entitled to vote on that proposal. Thus, broker non-votes will not affect the outcome of any matter being voted on at the Annual Meeting. Abstentions have the same effect as a vote against the matter.

Quorum

The presence, in person or by proxy, of at least a majority of the shares outstanding on the record date will constitute a quorum. Both abstentions and broker non-votes are counted for the purpose of determining the presence of a quorum.

Solicitation of Proxies

We will bear the cost of solicitation of proxies, including preparation, assembly, printing and mailing of this Proxy Statement, the proxy card and any additional information furnished to stockholders. Copies of solicitation materials will be furnished to banks, brokerage houses, fiduciaries and custodians holding in their names shares of common stock beneficially owned by others to forward to such beneficial owners. We may reimburse persons representing beneficial owners of common stock for their costs of forwarding solicitation materials to such beneficial owners. Original solicitation of proxies by mail may be supplemented by telephone, telegram, Internet or personal solicitation by our directors, officers or other regular employees. No additional compensation will be paid to these individuals for such services.

Availability of Proxy Statement and Annual Report on Form 10-K

Our Proxy Statement and Annual Report on Form 10-K for the fiscal year ended November 30, 2008 are available on our website at http://www.tibco.com under “Proxy Information.” We have provided herewith, to each stockholder of record as of February 9, 2009, a copy of our Consolidated Financial Statements and related information included with our Annual Report on Form 10-K for fiscal year 2008. We will mail without charge, upon written request, a copy of our Annual Report on Form 10-K for fiscal year 2008, including the Consolidated Financial Statements, schedules and list of exhibits, and any particular exhibit specifically requested. Requests should be sent to: TIBCO Software Inc., 3303 Hillview Avenue, Palo Alto, California 94304, Attention: Investor Relations.

BOARD OF DIRECTORS

General

The Board of Directors is responsible for the control and direction of TIBCO. The Board of Directors represents our stockholders and its primary purpose is to build long-term stockholder value. Our Board of Directors is currently comprised of five members.

The Board of Directors held a total of nine meetings during fiscal year 2008. During fiscal year 2008, each of our directors attended at least 75 percent of the aggregate of: (i) the total number of meetings of the Board of Directors; and (ii) the total number of meetings held by all committees on which he served (during the period that he was a member).

Although we do not have a formal policy regarding attendance by members of the Board of Directors at annual meetings, we encourage directors to attend and historically most have done so. All of our directors attended the 2008 Annual Meeting.

Director Independence and Presiding Director

Our Board of Directors has determined that each of our directors, other than Mr. Ranadivé, is “independent” under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and the criteria established by The NASDAQ Stock Market. The independent members of the Board of Directors hold executive sessions at every regularly scheduled meeting of the Board. During fiscal year 2008, the independent directors held four executive sessions.

The independent members of our Board of Directors elect a Presiding Director every three years who serves as chair of the executive sessions of the independent directors. Peter J. Job currently serves as the Presiding Director. Mr. Job was first elected as the Presiding Director in fiscal year 2007 and, as a result, his term will continue until our 2010 Annual Meeting. A description of the duties and responsibilities of the Presiding Director is available on our website at http://www. tibco.com under “Corporate Governance.”

Corporate Governance

We believe that sound corporate governance policies are essential to earning and retaining the trust of investors. We are committed to maintaining the highest standards of integrity. Our Board of Directors has adopted numerous policies in furtherance of our corporate governance goals. These policies include a Code of Business Conduct and Ethics, a Code of Ethics for Chief Executive and Senior Financial Officers, Corporate Governance Guidelines and a Related Party Transaction Policy. Please visit our website at http://www.tibco.com under “Corporate Governance” for additional information on our corporate governance practices.

Relationships Among Directors, Executive Officers and Director Nominees

There are no family relationships between any director, executive officer or director nominee.

Stockholder Communication with the Board

Stockholders may send communications to the Board of Directors by writing to them at TIBCO Software Inc., Board of Directors, Attention: General Counsel, 3303 Hillview Avenue, Palo Alto, California, 94304. All stockholder communications that are received by the General Counsel for the attention of the Board of Directors or any individual members thereof are forwarded to the Board of Directors or the individual addressees. Comments or complaints relating to accounting or auditing matters may be submitted on-line to the members of the Audit Committee through our website at http://www.tibco.com under “Corporate Governance.” All members of our Audit Committee have access to these communications.

Related Party Transactions Policy and Procedure

Our Board of Directors has adopted a Related Party Transaction Policy and Procedure regarding the review, approval and ratification of transactions involving certain persons that the regulations of the Securities and Exchange Commission (the “SEC”) require to be disclosed. Current SEC regulations define a related party transaction to include any transaction, arrangement or relationship involving an amount in excess of $120,000 in which TIBCO was or is to be a participant and in which any of the following related persons had or will have a direct or indirect material interest in such transaction, arrangement or relationship: (i) an executive officer, director or director nominee of TIBCO, (ii) a beneficial owner of more than five percent of our common stock, (iii) an immediate family member of an executive officer, director or director nominee or beneficial owner of more than five percent of our common stock, or (iv) any entity that is owned or controlled by any of the foregoing persons. Under our Related Party Transaction Policy and Procedure, the Audit Committee must approve, disapprove or ratify any related party transactions.

We have determined that there were no related party transactions to disclose in fiscal year 2008.

Compensation Committee Interlocks and Insider Participation

During fiscal year 2008, none of our executive officers served on the board of directors or compensation committee of another entity one or more of whose executive officers served as a member of our Board of Directors or Compensation Committee. No member of the Compensation Committee at any time during fiscal year 2008, or at any other time, had any relationship with us that would be required to be disclosed as a related person transaction.

Board Committees

The Board of Directors has established various separately-designated standing committees to assist it with the performance of its responsibilities. The Board of Directors designates the members of these committees and the committee chairs annually, based on the recommendations of the Nominating and Governance Committee. The Board of Directors has adopted written charters for each of these committees which are available on our website at http://www.tibco.com under “Corporate Governance.” The chair of each committee develops the agenda for that committee and determines the frequency and length of committee meetings.

Our Board of Directors has established the following three committees: (1) Audit Committee, (2) Compensation Committee and (3) Nominating and Governance Committee. The following chart shows the membership and chairpersons of the committees of our Board of Directors and committee meeting attendance during fiscal year 2008.

	Audit		Compensation		Nominating & Governance
Number of Meetings Held in Fiscal Year 2008	9		7		3
Eric C.W. Dunn	9
Naren K. Gupta	9		7	*	3
Peter J. Job			4	[1]	3	*
Philip K. Wood	8	*	7

*	Chairperson

1	Mr. Job became a member of the Compensation Committee in April 2008 and attended all meetings of the committee while a member.

Audit Committee

The Audit Committee directs our audit activities. It is charged with providing oversight and monitoring the integrity of our financial statements; nominating to the Board of Directors an independent registered public accounting firm to audit our financial statements; and overseeing the activities, independence, qualifications and performance of our independent registered public accounting firm. The Audit Committee also assists the Board of Directors in ensuring our compliance with legal and regulatory requirements in connection with our financial reporting process. During fiscal year 2008, the Audit Committee consisted, and it currently consists, of Mr. Wood, Dr. Gupta and Mr. Dunn. The Audit Committee held nine meetings during fiscal year 2008. The Board of Directors has determined that Mr. Dunn is an “audit committee financial expert” as defined under regulations promulgated by the SEC. Each member of the Audit Committee is an “independent director” under both the rules and regulations of the SEC and The NASDAQ Stock Market. Please see the sections entitled “Report of the Audit Committee” and “Proposal Two: Ratification of Appointment of Independent Auditors” for further matters related to the Audit Committee.

Compensation Committee

The Compensation Committee reviews and establishes the compensation for our executive officers and our non-employee directors for their services as members of the Board of Directors. The Compensation Committee also reviews our compensation and benefits practices generally and oversees our equity compensation plans. Each member of the Compensation Committee is an outside director under Section 162(m) (“Section 162(m)”) of the Internal Revenue Code of 1986, as amended (the “Code”); and a non-employee director as such term is defined in the Exchange Act. The Compensation Committee currently consists of Dr. Gupta, Mr. Job and Mr. Wood. Mr. Job became a member of the Compensation Committee in April 2008. The Compensation Committee held seven meetings during fiscal year 2008. Please see the sections entitled “Compensation Discussion and Analysis” and “Compensation Committee Report” for further matters related to the Compensation Committee.

Nominating and Governance Committee

The Nominating and Governance Committee reviews, evaluates and proposes candidates for election to our Board of Directors, and considers any nominees properly recommended by stockholders. The Nominating and Governance Committee also promotes the proper constitution of our Board of Directors in order to meet its fiduciary obligations to our stockholders, and oversees our establishment of and compliance with appropriate governance standards. During fiscal year 2008, the Nominating and Governance Committee consisted, and currently consists, of Mr. Job and Dr. Gupta. The Nominating and Governance Committee held three meetings during fiscal year 2008.

Director Nomination Process

Stockholder Nominations

Our bylaws contain provisions that address the process by which a stockholder may nominate an individual to stand for election to the Board of Directors. The Nominating and Governance Committee also reviews, evaluates and proposes prospective candidates for our Board of Directors and considers nominees properly recommended by stockholders. Stockholders wishing to submit nominations must provide timely written notice to our Corporate Secretary containing the following information:

•

the stockholder’s intent to nominate one or more persons for election as a director of the corporation, the name of each such nominee proposed by the stockholder giving the notice, and the reason for making such nomination at the annual meeting;

•

the name and address, as they appear on the corporation’s books, of the stockholder of record proposing such business and of each beneficial owner or other person, if any, on whose behalf the stockholder of record is delivering the notice (each such stockholder, beneficial owner and other person, a “Nominating Person”);

•	the class and number of shares of the corporation that are owned beneficially or of record by each Nominating Person;

•

whether or not any hedging or other transaction or series of related transactions has been entered into by or on behalf of, or any other agreement, arrangement or understanding (including any short position or any borrowing of shares) has been made, the effect or intent of which is to mitigate loss or manage the risk or benefit of share price changes for, or to increase or decrease the voting power of, such Nominating Person with respect to any securities of the corporation;

•	any material interest of the Nominating Person in such nomination;

•

a description of all arrangements or understandings between or among any of any Nominating Person, each nominee, and any other person or persons (naming such person or persons) pursuant to which the nomination or nominations are to be made by a Nominating Person;

•

such other information regarding each Nominating Person and each nominee proposed by the Nominating Person as would be required to be disclosed in a proxy statement or other filings required to be made in connection with the solicitations or proxies for election of directors, or would be otherwise required, in each case pursuant to Section 14 of the Exchange Act and the rules and regulations promulgated thereunder;

•

the signed consent of each nominee proposed by the stockholder giving the notice to serve as a director of the corporation if so elected and a written statement executed by such nominee acknowledging that, as a director of such corporation, such person will owe a fiduciary duty, under the General Corporation Law of the State of Delaware, exclusively to the corporation and its stockholders; and

•

as to each person, if any, whom the Nominating Person proposes to nominate for election or re-election as a director: the name, age, business address and residence address of such person, the principal occupation or employment of such person, the class and number of shares of the corporation which are beneficially owned by such person, a description in reasonable detail of any hedging or other transaction or series of related transactions has been entered into by or on behalf of, or any other agreement, arrangement or understanding (including any short position or any borrowing of shares) has been made, the effect or intent of which is to mitigate loss or manage the risk or benefit of share price changes for, or to increase or decrease the voting power of, such person with respect to any securities of the corporation, and any material interest of the nominee in such nomination.

To be timely, a stockholder’s notice must be delivered to or mailed and received by the Corporate Secretary at our principal executive offices not later than the close of business on the 90th day, nor earlier than the close of business on the 120th day, prior to the anniversary date of the immediately preceding annual meeting; provided, however, that in the event that no annual meeting was held in the previous year or the annual meeting is called for a date that is not within thirty days before or more than sixty days after such anniversary date, notice by the stockholder to be timely must be so received not earlier than the close of business on the 120th day prior to such annual meeting and not later than the close of business on the later of (i) the 90th day prior to such annual meeting and (ii) the tenth day following the day on which public announcement of the date of such annual meeting is first made. A copy of our bylaws is available on our website at http://www.tibco.com under “Corporate Governance.”

Director Qualifications

Members of our Board of Directors must have broad experience and business acumen, a record of professional accomplishment in his or her field, and demonstrated honesty and integrity consistent with TIBCO’s values. In evaluating director nominees, the Nominating and Governance Committee considers a variety of factors, including, without limitation, the appropriate size of the Board of Directors, TIBCO’s needs with respect to the particular talents and experience of the directors, the nominee’s experience and understanding of the technology industry, the nominee’s availability to attend Board and committee meetings, familiarity with national and international business matters, experience with accounting rules and practices, and professional expertise and experience beneficial to the achievement of TIBCO’s strategic goals. The Nominating and Governance Committee may also consider such other factors as it may deem are in the best interests of TIBCO and its stockholders. The Nominating and Governance Committee believes that it is appropriate for at least one, and preferably several, members of the Board to meet the criteria for an “audit committee financial expert” as defined by the rules of the SEC and for a majority of the members of the Board to meet the definition of “independent director” under both the rules and regulations of the SEC and The NASDAQ Stock Market.

Identifying Nominees

The Nominating and Governance Committee identifies nominees by first identifying the desired skills and experience of a new nominee based on the qualifications discussed above. The Nominating and Governance Committee will solicit ideas for possible candidates from members of the Board, senior level executives, and individuals personally known to the members of the Board as well as third-party search firms. The Nominating and Governance Committee evaluates all possible candidates, including individuals recommended by stockholders, using the same criteria.

PROPOSAL ONE:

ELECTION OF DIRECTORS

Nominees

There are five nominees for election to our Board this year. Unless otherwise instructed, the proxy holders will vote the proxies received by them for the nominees named below. If a nominee is unable or declines to serve as a director at the time of the Annual Meeting, the proxies will be voted for any nominee who is designated by the present Board of Directors to fill the vacancy. We do not expect that any nominee will be unable or decline to serve as a director. Each director is elected annually to serve until the next annual meeting of stockholders or until a successor has been duly elected and qualified. During fiscal year 2008, the following individuals served on our Board of Directors: Mr. Ranadivé, Mr. Dunn, Dr. Gupta, Mr. Job and Mr. Wood. In addition, Bernard J. Bourigeaud served on our Board of Directors until his resignation in April 2008.

Based on a review by the Board of Directors of all relevant information, the Board of Directors has determined that as of the date of this Proxy Statement each of the director nominees standing for election, except Mr. Ranadivé, is an “independent director” under the Exchange Act and the criteria established by The NASDAQ Stock Market.

The names of and certain information regarding the nominees are set forth below.

Vivek Y. Ranadivé, age 51, has served as our Chief Executive Officer and Chairman of the Board of Directors since our inception in 1997. Mr. Ranadivé founded Teknekron Software Systems, Inc., our predecessor company, in 1985.

Eric C.W. Dunn, age 51, has been one of our directors since April 2004. Since 2003, Mr. Dunn has been a General Partner at Cardinal Venture Capital. From 2000 to 2003, Mr. Dunn owned and operated Kingston Creek Ventures. From 1986 to 2000, Mr. Dunn served in a number of senior executive capacities at Intuit Inc., including Chief Financial Officer and Senior Vice President and Chief Technology Officer. Mr. Dunn is currently on the board of directors of SuccessFactors, Inc. Mr. Dunn is a member of the Audit Committee.

Narendra K. Gupta, age 60, has been one of our directors since April 2002. Since December 2006, Dr. Gupta has served as a Managing Director of Nexus India Capital. From June 2004 to January 2005, Dr. Gupta served as the Interim President and Chief Executive Officer and as a director of Quick Eagle Networks Inc. Dr. Gupta served as Interim President and Chief Executive Officer of WindRiver Systems Inc. from June 2003 to January 2004. Prior to joining WindRiver Systems Inc., Dr. Gupta was Chief Executive Officer and President of Integrated Systems Inc. from 1980 until 1994 and Chairman of its Board of Directors from 1994 until 2000. In addition, Dr. Gupta serves as the Vice-Chairman of WindRiver Systems Inc. and is on the board of directors of Red Hat, Inc. Dr. Gupta is Chair of the Compensation Committee and a member of each of the Audit and Nominating and Governance Committees.

Peter J. Job, age 67, has been one of our directors since June 2000. From 1963 through his retirement in 2001, Mr. Job was employed by Reuters, most recently as its Chief Executive Officer. In addition, Mr. Job serves on the boards of directors of Schroders plc and Royal Dutch Shell plc and the supervisory board of Deutsche Bank AG. Until December 2004, Mr. Job also served on the board of directors of GlaxoSmithKline PLC. Mr. Job is our Presiding Director, Chair of the Nominating and Governance Committee and a member of the Compensation Committee.

Philip K. Wood, age 53, has been one of our directors since our inception in January 1997. From August 2004 to January 2006, Mr. Wood was Chief Executive Officer of D1 Oils plc. From September 1990 through May 2004, Mr. Wood held various positions at Reuters, including Managing Director of Business Development. Prior to joining Reuters, Mr. Wood was a partner at Price Waterhouse, a predecessor to PricewaterhouseCoopers

LLP. He is a fellow of the Institute of Chartered Accountants and a member of the Association of Corporate Treasurers. Mr. Wood is Chair of the Audit Committee and a member of the Compensation Committee.

Director Compensation

Our Compensation Committee establishes our non-employee director compensation to provide the appropriate level of compensation for the work required for service on our Board and to align our directors’ interests with the long-term interest of our stockholders. Our non-employee director compensation program consists of a mix of cash and long-term equity incentive awards. Our compensation policy for non-employee directors is to target our total cash compensation for directors at the 50th percentile and to target long-term equity incentive awards at the 50th percentile of our peer group. Only non-employee directors are compensated for serving on our Board.

Our Compensation Committee reviews non-employee director compensation on an as-needed basis. In fiscal year 2007, our Compensation Committee reviewed and adopted a new compensation program for our non-employee directors for the Board year starting in April 2007. The Compensation Committee reviewed and analyzed current market data with respect to our Board compensation policies and strategy, including both cash compensation and long-term equity incentive awards. In addition, the Compensation Committee’s consultant, Radford, an Aon Consulting company (“Radford”) provided data from our peer group companies and made recommendations regarding the non-employee director compensation program to the Compensation Committee. In setting Board compensation, the Compensation Committee, with the assistance of Radford, reviewed and analyzed current market data with respect to our Board compensation policies and strategy, including both cash compensation and equity awards.

In fiscal year 2008, our non-employee directors received:

•	An annual retainer of $30,000 for service on the Board of Directors;

•	$1,500 for each Board meeting attended in person or by telephone; and

•	$1,000 for each committee meeting attended.

In fiscal year 2008, non-employee directors also received additional compensation for serving on committees or as a committee chairperson. Members of the Audit Committee, Compensation Committee and Nominating and Governance Committee received an additional annual retainer of $10,000, $7,500 and $2,500, respectively. The Chairmen of the Audit Committee, Compensation Committee and Nominating and Governance Committee received an additional annual retainer of $20,000, $15,000 and $5,000, respectively. In addition, the Presiding Director of the Board of Directors received an annual retainer of $30,000. The Presiding Director did not receive an additional retainer for serving as the Chairman of the Nominating and Governance Committee.

Effective as of and for fiscal year 2009, each of our directors volunteered to reduce their annual retainers for service on the Board of Directors and each committee by 5 percent in order to contribute to our efforts to manage expenses during the current period of economic uncertainty.

Our non-employee directors also received equity grants under our 1998 Director Option Plan (the “Director Plan”). Pursuant to the Director Plan, our non-employee directors are granted a stock option to acquire 40,000 shares of common stock upon their reappointment at the annual meeting of stockholders if they have served on the Board of Directors for at least the preceding six months. All stock options granted pursuant to the Director Plan have an exercise price equal to the fair market value of our common stock on the grant date, and vest in increments of 33.33 percent per year over a three-year period, beginning on the grant date.

In August 2008, our 2008 Equity Incentive Plan (the “2008 Plan”) replaced the Director Plan. Future equity grants to non-employee directors will be under the 2008 Plan in amounts set by the Compensation Committee.

In addition, any non-employee director who, as a result of serving on the Board of Directors, is required to file an additional tax return outside of his primary place of residence may receive reimbursement of up to $5,000 per year for the cost for such tax preparation and associated filing fees.

Fiscal Year 2008 Director Compensation

The following table sets forth information concerning the compensation we paid to or was earned by each non-employee director during fiscal year 2008.

Name	Fees Earned or Paid in Cash	Option Awards[1]	All Other Compensation[2]	Total
Bernard J. Bourigeaud[3]	$4,500	—	—	$4,500

Eric C. W. Dunn	$65,000	$130,600	—	$195,600

Narendra K. Gupta	$97,000	$130,600	—	$227,600

Peter J. Job	$88,250	$130,600	$5,000	$223,850

Philip K. Wood	$92,000	$130,600	$5,000	$227,600

1	Represents the grant date fair value for awards granted in fiscal year 2008 to each of the non-employee directors in accordance with SFAS No. 123(R), excluding any estimates of future forfeitures. For a discussion of the assumptions used to calculate the value of stock option awards, see Note 14 to our Consolidated Financial Statements in the Form 10-K for the year ended November 30, 2008, as filed with the SEC. In fiscal year 2008, each non-employee director who was elected at the 2008 Annual Meeting of Stockholders received a stock option grant to acquire 40,000 shares of common stock. As of the end of fiscal year 2008, the directors had the following stock option awards outstanding: Mr. Bourigeaud: 0; Mr. Dunn: 260,000; Dr. Gupta: 340,000; Mr. Job: 330,000; and Mr. Wood: 300,000.

2	All Other Compensation consists of the reimbursement of fees for the preparation of an additional tax return required by a taxing authority outside of the director’s place of primary residence.

3	Mr. Bourigeaud resigned as a director effective April 16, 2008.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” THE ELECTION OF ALL OF THE NOMINEES.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee oversees our financial reporting process on behalf of the Board of Directors. The Audit Committee is responsible for providing independent, objective oversight of our accounting functions and internal controls and performing related functions as described above under “Board of Directors — Board Committees.” In fulfilling its oversight responsibilities, the Audit Committee reviewed and discussed the audited consolidated financial statements contained in our Annual Report on Form 10-K for fiscal year 2008 with management, including a discussion of the quality of the accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in such financial statements.

The Audit Committee is responsible for recommending to the Board of Directors that our consolidated financial statements be included in our Annual Report on Form 10-K. In that regard, the Audit Committee discussed with our independent auditors those matters the auditors communicated to and reviewed with the Audit Committee under applicable auditing standards, including information regarding the scope and results of the audit. In addition, the Audit Committee has discussed with the independent auditors their independence from management and the Audit Committee and has received the written disclosures required by Independence Standards Board Standard No. 1.

The Audit Committee discussed with our independent auditors the overall scope and plans for their audit. The Audit Committee also discussed with our independent auditors the matters set forth in Statement on Auditing Standards No. 114 regarding the scope and results of the audit. The Audit Committee met with our independent auditors, with and without management present, to discuss the results of their examinations, their evaluations of our internal controls, and the overall quality of our financial reporting. The Audit Committee reviewed with the independent auditors, who are responsible for expressing an opinion on the conformity of our audited consolidated financial statements with generally accepted accounting principles, their judgments as to the quality of our accounting principles, and such other matters as are required to be discussed with the Audit Committee under generally accepted auditing standards.

The Audit Committee reviewed and discussed with management and our independent auditors the evaluation of TIBCO’s internal controls.

Finally, the Audit Committee reviewed and discussed with management and the independent auditors our audited consolidated balance sheets at November 30, 2008 and 2007, and our statements of operations, cash flows, stockholders’ equity, and comprehensive income for fiscal years 2008, 2007 and 2006. In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors, and the Board of Directors approved, the inclusion of the audited consolidated financial statements in our Annual Report on Form 10-K for fiscal year 2008 as filed with the SEC.

AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

Philip K. Wood
Narendra K. Gupta
Eric C.W. Dunn

The information contained in the report above shall not be deemed to be “soliciting material” or to be “filed” with the Securities and Exchange Commission, nor shall such information be incorporated by reference into any future filing under the Securities Act of 1933, as amended, or the Exchange Act, except to the extent specifically incorporated by reference therein.

PROPOSAL TWO:

RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

The Audit Committee has appointed PricewaterhouseCoopers LLP as our independent auditors for the fiscal year ending November 30, 2009. PricewaterhouseCoopers LLP has been our independent auditors since we were established as a separate entity in January 1997. A representative of PricewaterhouseCoopers LLP will be present at the Annual Meeting; will be given the opportunity to make a statement, if he or she desires; and will be available to respond to appropriate questions.

The Audit Committee has conditioned its appointment of PricewaterhouseCoopers LLP as our independent auditors upon the receipt of an affirmative vote of a majority of the shares of common stock present in person or represented by proxy and entitled to be voted at the Annual Meeting. In the event that the stockholders do not ratify the appointment of PricewaterhouseCoopers LLP, the Audit Committee will reconsider its selection.

Fees Paid to the Independent Auditors

The following table sets forth fees paid to PricewaterhouseCoopers LLP, our independent auditors, for fiscal years 2008 and 2007.

	Fiscal Year 2008	Fiscal Year 2007
Audit Fees	$2,556,000	$2,979,000
Audit-Related Fees	89,000	151,000
Tax Fees	628,000	801,000
All Other Fees	20,000	2,000

Total	$3,293,000	$3,933,000

Audit Fees consist of professional services rendered for the audit of our consolidated financial statements; the review of our interim consolidated financial statements included in quarterly reports; and services provided in connection with comfort letters, consents and statutory and regulatory filings.

Audit-Related Fees consist of assurance and related services that are reasonably related to the performance of the audit or review of our consolidated financial statements and are not reported under “Audit Fees.” These services include due diligence in connection with our acquisitions; other accounting consultations in connection with transactions; attest services that are not required by statute or regulation; and consultations concerning financial accounting and reporting standards.

Tax Fees consist of professional services rendered for tax advice, planning and compliance (domestic and international). These services include the preparation and review of income tax returns, VAT tax returns and international returns and assistance regarding transfer pricing; VAT matters; federal, state and international tax compliance; acquisitions; and international tax planning.

All Other Fees consist of a subscription for a proprietary reference library and advisory services that were unrelated to the performance of the audit or review of our consolidated financial statements.

Audit Committee Pre-Approval of Audit and Non-Audit Services of the Independent Auditors

The Audit Committee adopted a policy that mandates that all audit and non-audit services provided by the independent auditors be approved by the Audit Committee in advance. These services may include audit services, audit-related services, tax services and all other services. Pre-approval is generally provided for up to one year, and any pre-approval is detailed as to the particular service or category of services and is generally subject to a specific budget. The Audit Committee may delegate pre-approval authority to one or more of its members when expedited services are necessary. During fiscal year 2008, all services were pre-approved by the Audit Committee in accordance with this policy and applicable SEC regulations.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP AS OUR INDEPENDENT AUDITORS FOR FISCAL YEAR 2009.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information with respect to the beneficial ownership of our common stock, as of February 13, 2009, of:

•	each person or entity who we know to beneficially own five percent or more of the outstanding shares of our common stock;

•	each director and nominee for the Board;

•	our Chief Executive Officer, our Chief Financial Officer during fiscal year 2008 and each executive officer named in the Summary Compensation Table below; and

•	all of our current directors and executive officers as a group.

Beneficial ownership is determined in accordance with the rules of the SEC. In computing the number of shares beneficially owned by a person, and the percentage ownership of that person, shares of common stock subject to stock options held by that person that are currently exercisable or exercisable within 60 days of February 13, 2009, are deemed outstanding. Such shares, however, are not deemed outstanding for the purpose of computing the percentage ownership of any other person.

Unless otherwise indicated below, the address of each beneficial owner listed in the table is c/o TIBCO Software Inc., 3303 Hillview Avenue, Palo Alto, California 94304. The percentages in the table below are based on 174,966,406 shares of our common stock outstanding as of February 13, 2009. Except as indicated in the footnotes to this table and pursuant to applicable community property laws, to our knowledge, each stockholder named in the table has sole voting and investment power with respect to the shares set forth opposite such stockholder’s name. The information provided in this table is based on our records and information filed with the SEC, unless otherwise noted.

Name	Shares of Common Stock Owned Directly or Indirectly	Shares Underlying Options Exercisable[1]	Total Shares Beneficially Owned	Percentage Ownership
Five Percent Stockholders:
BlackRock, Inc.[2]	10,195,903			5.83%
Barclays Global Investors, NA3	9,391,661			5.37%
Directors and Executive Officers:
Vivek Y. Ranadivé[4]	6,717,074	9,067,830	15,784,904	8.58%
Eric C.W. Dunn	3,000	193,334	196,334	*
Narendra K. Gupta[5]	8,063	273,334	281,397	*
Peter J. Job	—	263,334	263,334	*
Philip K. Wood	—	233,334	233,334	*
Christopher Ahlberg[6]	162,967	125,691	288,658	*
Thomas Laffey[7]	128,302	345,218	473,520	*
Murray D. Rode[8]	237,250	643,719	880,969	*
Murat Sonmez[9]	136,574	331,719	468,293	*
All current directors and executive officers as a group (thirteen persons)[10]	7,667,760	12,371,237	20,038,997	10.70%

*	Less than one percent of our outstanding shares of common stock.

1	The SEC deems a person to have beneficial ownership of all shares that he or she has the right to acquire within 60 days. The shares indicated represent shares underlying stock options exercisable within 60 days of February 13, 2009.

2

Based on a Schedule 13G filed with the SEC on February 10, 2009 by BlackRock, Inc. (“BlackRock”). BlackRock is the reported beneficial owner of all of the reported shares and has shared voting and dispositive power over all of the reported shares. BlackRock’s address is 40 East 52nd Street, New York, NY 10022.

3	Based on a Schedule 13G filed with the SEC on February 5, 2009 by Barclays Global Investors, NA. Barclays Global Investors, NA is the reported beneficial owner of 4,166,356 shares, has sole voting power over 3,508,991 shares and sole dispositive power over all such shares. Barclays Global Fund Advisors is the reported beneficial owner of 5,225,305 shares and has sole voting and dispositive power over all such shares. The address for Barclays Global Investors, NA and Barclays Global Fund Advisors is 400 Howard Street, San Francisco, CA 94105.

4	Includes 216,416 shares of restricted stock and 2,700,000 shares owned by various trusts for the benefit of Mr. Ranadivé’s children and descendants. Mr. Ranadivé is a co-trustee of the trusts and disclaims beneficial ownership of all shares held by the trusts.

5	Includes 8,063 shares owned by a trust for the benefit of Dr. Gupta and his spouse.

6	Includes 141,250 shares of restricted stock.

7	Includes 102,083 shares of restricted stock.

8	Includes 115,415 shares of restricted stock.

9	Includes 97,499 shares of restricted stock and 23,500 shares owned by a trust for which Mr. Sonmez is a co-trustee.

10	Includes 913,537 shares of restricted stock.

COMPENSATION DISCUSSION AND ANALYSIS

In this Compensation Discussion and Analysis, we describe the compensation objectives, policies and practices relating to fiscal year 2008 for our Chief Executive Officer, Chief Financial Officer and the three other executive officers who were the most highly compensated in fiscal year 2008 (collectively, the “Named Executive Officers”).

Compensation Committee Responsibilities and Authority

Our Compensation Committee reviews and establishes the compensation for our Chief Executive Officer, Chief Financial Officer and the other Named Executive Officers, each of our officers who is subject to the requirements of Section 16 of the Exchange Act (our “Section 16 officers”) and, when appropriate, certain other employees. The Compensation Committee responsibilities also include, among other duties, the responsibility to:

•

review our compensation and benefits policies generally, including reviewing and approving any incentive-compensation plans and equity-based plans, and reporting and making recommendations to the Board of Directors with respect to such policies and plans and any material changes thereto;

•	review and approve all forms of compensation to be provided to our Section 16 officers;

•

evaluate the performance of each of our Section 16 officers who is subject to the requirements of Section 16 of the Exchange Act, in light of the our goals and objectives and each such officer’s performance relative to such goals;

•	review and approve corporate goals and objectives relevant to executive compensation and report on such goals and objectives to the Board of Directors; and

•

review and discuss with management our disclosures to be included in each annual proxy statement and annual report on Form 10-K regarding executive compensation, including our disclosures under “Compensation Discussion and Analysis” and descriptions of the procedures for determining executive compensation.

The Compensation Committee has the authority to engage compensation consultants to provide advice in connection with the determination of executive and director compensation. In accordance with this authority, the Compensation Committee has engaged Radford as its compensation consultant since October 2006.

Compensation Philosophy and Objectives

Our Compensation Committee believes that an effective compensation program should reward achievement of specific corporate goals and align our executives’ interests with those of our stockholders by rewarding performance that meets or exceeds established goals. Our compensation programs are designed to motivate our executive officers to achieve or exceed corporate goals that enhance stockholder value and enable us to attract and retain key employees. Our executive compensation program is designed to reward superior performance and to achieve the following overall objectives:

•

Compensation Should Align the Interests of our Executives with our Stockholders. Compensation should link the interests of management with those of stockholders by making a substantial portion of executive compensation depend upon our financial performance;

•

Compensation Should be Reasonable. Compensation levels should be sufficiently competitive to attract and retain superior executives by providing them with the opportunity to earn total compensation packages that are competitive in the industry;

•	Compensation Should be Based on Performance. Compensation should reward corporate and individual results by recognizing performance through salary, annual cash incentives and long-term incentives; and

•	Compensation Should Reflect Responsibility and Accountability. Compensation should be based on the level of skill, knowledge, effort and responsibility needed to perform the job successfully.

The cornerstone of our compensation program is to pay-for-performance. Our Compensation Committee sets performance targets for our executives. Executives have substantial portions of their total compensation at risk contingent on meeting annual and long-term performance goals. Our Compensation Committee also believes that stock option grants and restricted stock awards to executives reflect our focus on pay-for-performance because the value of such awards is directly tied to the value of our stock, thereby providing award recipients with incentives to increase the value of our stock. These equity awards therefore are beneficial in aligning management and stockholder interests, and consequently increasing stockholder value.

Roles of the Compensation Committee, the Chief Executive Officer and the Compensation Consultant

Our Compensation Committee reviews and approves the annual salary and annual incentive awards for each Section 16 officer consistent with the terms of any applicable employment arrangements; reviews terms and conditions for all employee benefit plans; administers our equity plans; determines or consults with management regarding (as appropriate) compensation and benefits for our non-executive officers and other employees; and oversees our compensation and benefits plans, policies and programs generally. Our Compensation Committee establishes our general compensation policies, as well as compensation plans and specific compensation levels for our Chief Executive Officer and the other Section 16 officers.

Our Chief Executive Officer makes recommendations to the Compensation Committee with respect to compensation for other executive officers, including the structure and terms of these executives’ annual cash incentives and long-term incentives. Our Chief Executive Officer considers factors such as tenure, individual performance, responsibilities and experience levels of the executives, as well as the compensation of the executives relative to one another, when making recommendations regarding appropriate total compensation of our executives. Certain executives assist the Chief Executive Officer in structuring his proposals regarding the design of the annual cash incentives and long-term incentives; however, executives do not play any role in setting their own compensation. Our Chief Executive Officer either discusses his recommendations with the Chairman of the Compensation Committee or has management present them at Compensation Committee meetings. The compensation and benefits group within our Human Resources Department supports the Compensation Committee in the performance of its responsibilities. During fiscal year 2008, our Chief Financial Officer, Vice President of Human Resources and Executive Vice President, General Counsel & Secretary regularly attended the Compensation Committee meetings to provide perspectives on the competitive landscape, the needs of the business and information about our financial performance. The Compensation Committee periodically meets in executive session without management to deliberate on executive compensation matters. The Compensation Committee considers, but is not bound to and does not always accept, the Chief Executive Officer’s recommendations regarding executive compensation. The Compensation Committee reviews all recommendations in light of our compensation philosophy and generally seeks input from Radford prior to making any final decisions.

Since October 2006, our Compensation Committee has engaged Radford as its outside compensation consultant to advise the Compensation Committee on all matters related to executive compensation. The Compensation Committee has adopted a Compensation Consultant Policy which sets forth guidelines designed to ensure the independence of the compensation consultant. Pursuant to this policy, management may work with Radford on matters for the Compensation Committee where such work is requested by the Compensation Committee. In addition, Radford may provide services to management provided that the Compensation Committee determines that, in its business judgment, such services do not interfere with the exercise of Radford’s independent judgment. Management reports to the Compensation Committee at least annually regarding all services and fees paid to Radford. Other than the purchase of compensation surveys, Radford provides no services to us. Other than the purchase of compensation surveys, Radford provides no services to us.

Radford is engaged directly by the Compensation Committee. Representatives of Radford attend Compensation Committee meetings, review meeting materials and provide advice to the Compensation Committee upon its request. For example, Radford provides data to the Compensation Committee on trends and issues in executive compensation, assists in determining the appropriate peer group against which to compare executive compensation, compares our executive compensation levels against our peer group and comments on the competitiveness and reasonableness of our executive compensation program. In addition, Radford assists the Compensation Committee in the development of our Executive Incentive Compensation Plan, including commenting on performance targets.

Peer Group Selection

One of the primary goals of our executive compensation program is to establish compensation practices and levels based on the practices of companies in our peer group. Our Compensation Committee, with Radford’s assistance, identified a peer group of public software companies to use in benchmarking our executive compensation. The companies in our peer group are publicly-traded software companies with revenues generally between $200 million and $1.0 billion with market capitalizations generally between $500 million and $3.5 billion. We may include companies that do not fit these criteria, such as VMWare, Inc., if we believe that we are directly competing with such companies for executive talent. Our Compensation Committee believes it is important to benchmark compensation against our peer group because we directly compete with these companies to hire executive talent. When establishing the fiscal year 2008 executive compensation program, our Compensation Committee identified the following peer group:

Akamai Technologies, Inc.	McAfee, Inc.	salesforce.com
Ariba, Inc.	Openwave Systems Inc.	Sybase Inc.
BEA Systems, Inc.	Parametric Technology Corporation	Synopsys Inc.
Citrix Systems Inc.	Progress Software Corporation	THQ Inc.
Cognos Corporation	Quest Software Inc.	VMWare, Inc.
Informatica Corporation	Red Hat, Inc.	WindRiver Systems Inc.

The Compensation Committee reviews the companies included in the peer group and our selection criteria annually and makes changes in connection with mergers and acquisitions and based on changes in the marketplace. For the purposes of setting executive compensation for fiscal year 2009, in November 2008, the Compensation Committee removed two companies (BEA Systems, Inc. and Cognos Corporation) from our peer group because they were no longer publicly-traded software companies and removed one company (Openwave Systems Inc.) from our peer group because it no longer met the market capitalization component of our selection criteria. The Compensation Committee also changed the revenue component of our selection criteria to a range of $400 million and $1.2 billion. The Compensation Committee added three publicly-traded software companies (Lawson Software, Nuance Communications, Inc. and Solera) with revenues and market capitalization that met our new peer group selection criteria.

The companies included in the peer group differ from those listed in the indices used to prepare our stock price performance graph, which can be found in our 2008 Annual Report to Stockholders. The Compensation Committee found, based on input from management and Radford, that the companies listed in the peer group more closely represent the labor markets in which we compete for executive talent.

Components of Executive Compensation

The compensation program for our executive officers consists of the following:

•	Base salary

•	Annual cash incentive awards

•	Long-term equity incentive awards

•	Benefits

•	Cash bonuses or equity grants as retention tools

•	Severance and change in control protection

Base Salary

Base salary is determined by the executive’s performance, responsibilities, the salary range for comparable positions within our peer group and the executive’s individual qualifications and experience. Base salaries are reviewed annually and may be adjusted by our Compensation Committee in accordance with certain criteria which include individual performance; levels of responsibilities; individual competencies, skills and contributions; functions performed; peer group compensation levels for comparable positions; internal compensation equity issues; and our general financial performance. The Compensation Committee retains the discretion to provide base salary increases in the event that an executive officer is appointed to a position of increased responsibility. The weight given each factor by the Compensation Committee may vary with each individual.

As discussed above, we believe that a significant portion of an executive’s compensation should be based on our performance. Accordingly, our policy is to target and pay base salary levels for executive officers at the 50th percentile of our peer group. Targeting the market median level for base salary allows us to allocate a larger portion of total compensation to variable performance-based compensation while still offering enough fixed pay to maintain a stable management team and attract competent executive talent.

Annual Cash Incentive Awards

Our annual cash incentive awards provide our employees, including our Named Executive Officers, the opportunity to obtain cash bonuses at the end of each fiscal year based upon the achievement of corporate and individual performance goals. It is our philosophy to place a large proportion of the executive’s total annual cash compensation at risk and directly dependent upon the achievement of pre-established corporate and individual performance goals. Consistent with our pay-for-performance philosophy, our Compensation Committee believes that annual cash incentive awards should potentially equal or exceed base salary when corporate performance exceeds projected performance of the infrastructure software market and key competitors.

Annual cash incentive awards to our Named Executive Officers are paid pursuant to our Executive Incentive Compensation Plan or “EICP.” The goal of the EICP is to pay higher than market average total compensation for excellent annual performance. We target total cash compensation levels (base salary and annual cash incentive awards) at the 75th percentile of our peer group when we meet our annual performance goals and at the 90th to 95th percentile of our peer group when we far exceed our annual performance goals. Since we target base salary at the 50th percentile of our peer group, a significant portion of the total potential cash compensation for our Named Executive Officers is contingent on the achievement of the performance metrics set in the EICP, consistent with our pay-for-performance objectives. Payouts are based upon the achievement of our financial performance objectives with an additional potential payment subject to the discretion of our Compensation Committee. Our Compensation Committee believes such awards motivate our executive officers to address annual performance goals, using more immediate measures for performance than those reflected in the appreciation in the value of our stock. EICP awards are based on a pre-determined percentage of the executive’s base salary, dependent upon the achievement during the fiscal year of certain performance goals, and subject to the Compensation Committee’s discretion. During fiscal years 2004 through 2008, our EICP paid at or above target two of the five years.

Long-Term Equity Incentive Awards

Long-term equity incentive awards are made under the 2008 Plan. The 2008 Plan was approved by our stockholders at our 2008 Annual Meeting and replaced both our 1996 Stock Option Plan (the “1996 Plan”) and our Director Plan on August 1, 2008. Annual equity awards are based on guidelines that provide for awards commensurate with position levels and that reflect grant practices within our peer group. Equity awards to our executives are typically made in the form of a combination of stock options and restricted stock. The stock option component is consistent with our pay-for-performance philosophy because the value of our stock options is directly related to increases in our stock price and the restricted stock component aligns the interests of our executives with stockholder interests. We target long-term equity incentive awards at the 50th percentile of our peer group, subject to adjustment. Consequently, individual employees may receive equity awards above or below approved guidelines. The principal factors considered in determining the adjustment of the amount of the long-term equity awards for our executive officers above or below the 50th percentile of our peer group are prior performance, contributions to TIBCO, level of responsibility, value of other compensation, the executive officer’s ability to influence our long-term growth and profitability, and the retention value of prior equity awards. The 2008 Plan does not provide any quantitative method for weighting these factors, and a decision to grant an equity award is primarily based upon the Compensation Committee’s evaluation of past as well as future anticipated performance.

Our Compensation Committee believes that granting equity to management is beneficial in aligning management and stockholder interests by focusing executives on increasing stockholder value, which in turn increases the value of the awards. Our Compensation Committee adopted the use of restricted stock and restricted stock units in fiscal year 2006 to assist in achieving our long-term goal of lowering the average annual dilution rate against a backdrop of increasing headcount, while providing an equity vehicle that allows us to attract, motivate and retain the talent critical to achieving our corporate goals. Our stock options have a grant price of fair market value on the date of grant. Stock option awards to new employees typically vest over a four year period with 25 percent vesting on the first anniversary of the grant date and remainder vesting monthly thereafter. Stock option awards to existing employees typically vest monthly over a four-year period. Awards of restricted stock and restricted stock units typically vest over four years at a rate of 25 percent per year.

Benefits

Executives are able to participate in broad-based employee benefit plans which are available to employees in the country where the executive resides. In the United States, where all of the Named Executive Officers reside, employee benefits include company matching in our 401(k) plan, medical and dental insurance, life insurance and our employee stock purchase plan. In addition, we adopted the 2009 Deferred Compensation Plan (the “2009 DCP”) in February 2009. The 2009 DCP allows certain executives and our non-employee directors to defer certain cash compensation into restricted stock units in accordance with Section 409A. We do not make any matching contributions to participants in the 2009 DCP. The Compensation Committee adopted the 2009 DCP in conjunction with the adoption of Stock Ownership Guidelines, as a mechanism to assist our executives and non-employee directors to meet their ownership guidelines.

Cash Bonuses or Equity Grants as a Retention Tool

Occasionally, our Compensation Committee grants cash or equity awards for the purpose of encouraging certain executives to remain with our Company. In situations where our Chief Executive Officer determines that this type of award is necessary or appropriate for the continued success of our long-term goals or overall retention, he discusses the rationale for the grant with our Executive Vice President, General Counsel to determine the appropriate form and size of the grant. The recommendation is discussed with the Compensation Committee’s compensation consultant who provides input in preparation for making the recommendation to the Compensation Committee as well as input directly to the Compensation Committee chairman. Retention bonuses and equity grants include vesting or claw-back provisions that may differ from our standard vesting schedules that are designed to encourage recipients to maintain their employment with us into the future.

Fiscal Year 2008 Executive Compensation Decisions

Fiscal Year 2008 Base Salary

In fiscal year 2008, the Compensation Committee conducted its annual review of executive salaries and increased the base salaries of our Named Executive Officers. These increases took into account our Chief Executive Officer’s recommendations and competitive market information provided to the Compensation Committee by Radford. The increases were part of an annual merit salary increase that applied to all employees.

With respect to each Named Executive Officer, the Compensation Committee reviewed each executive’s performance and historical earnings, as well as the salaries of executives serving in the same capacities at peer companies. Effective June 1, 2008, each of our Named Executive Officers other than our Chief Executive Officer received a four percent increase in base salary. This salary increase was viewed as a salary adjustment for inflation and to align salaries with competitive market levels.

On September 26, 2008, we entered into an amended and restated employment agreement with our Chief Executive Officer. In connection with the revised employment agreement, the Compensation Committee reviewed our Chief Executive Officer’s base salary and increased his base salary by 15 percent. For additional information on the fiscal year 2008 base salary increases for our Chief Executive Officer and the reasons for such increase, as well as a discussion of our Chief Executive Officer’s employment agreement, see “Fiscal Year 2008 Chief Executive Officer Compensation.”

On November 1, 2008, we initiated a base salary reduction for all U.S. employees in an effort to manage expenses during the current period of economic uncertainty. As a result of the reduction, our Chief Executive Officer’s base salary was reduced by 15 percent and the base salary of each of the Named Executive Officers was reduced by five percent. We have currently frozen all employee salaries, including those of our executives, to manage expenses during the current period of economic uncertainty. The adjustments made to the base salaries of our Chief Executive Officer and Named Executive Officers during fiscal year 2008 are set forth in the following table.

Name	FY07 Base Salary	Percentage Increase	FY08 Base Salary	Percentage Decrease	November 2008 Base Salary
Vivek Ranadivé	$500,000	15%	$575,000	(15)%	$488,750
Murray Rode	$350,000	4%	$364,000	(5)%	$345,800
Christopher Ahlberg	$325,000	4%	$338,000	(5)%	$321,100
Thomas Laffey	$320,000	4%	$332,800	(5)%	$316,160
Murat Sonmez	$360,000	4%	$374,400	(5)%	$355,680

Fiscal Year 2008 Annual Cash Incentive Awards

Our 2008 EICP was designed to reward our executives for our achievement of specified levels of corporate financial performance and their individual performance during fiscal year 2008. In keeping with our strategy of growing revenue while maintaining operating profit margins, for fiscal year 2008, emphasis was placed on the achievement of targets related to revenue growth and a sustained level of profitability. Consequently, our 2008 EICP set two components as the bases for determining 2008 annual incentive awards. These components are the attainment of goals related to:

•	Revenue growth; and

•	Non-GAAP operating profit before tax.

The target established in the 2008 EICP for revenue growth was a 17 percent increase in gross revenue in fiscal year 2008 over fiscal year 2007. With respect to non-GAAP operating profit before tax, the target established in the 2008 EICP was 19.5 percent. Non-GAAP operating profit before tax excludes gains and losses on equity investments, costs related to formal restructuring plans, stock-based compensation related to employee stock options, the amortization of acquired intangible assets and charges for acquired in-process research and development, and the income tax effects of the foregoing, as well as adjustments for the impact of changes in the valuation allowance recorded against TIBCO’s deferred tax assets. The Compensation Committee also set a threshold for performance under the 2008 EICP, below which no bonuses would be paid. For the 2008 EICP, the threshold was revenue growth of 10.9 percent and non-GAAP operating profits before tax of 16 percent.

In establishing the financial targets for the 2008 EICP, the Compensation Committee reviewed an analysis of the relative revenue growth and operating income before taxes as a percent of revenue of our peer group. The Compensation Committee conducted the review of our financial performance relative to our peer group to ensure that financial performance targets under the 2008 EICP were at levels that reward above market performance and were sufficiently difficult to achieve. As a result of this review, the Compensation Committee determined that some companies within our peer group achieved strong revenue growth while others had strong operating profits, however, achievement at the 50th percentile in both categories was extremely difficult. Only three companies achieved both revenue growth and operating profits at or above the 50th percentile and only one company achieved revenue growth and operating profits at the 75th percentile.

Each executive officer was assigned a target annual incentive award level, expressed as a percent of annual base salary. For fiscal year 2008, our Named Executive Officers were eligible for target awards equal to 80 percent of base salary if the target levels of corporate financial performance were achieved. Consequently, assuming that the financial targets for the 2008 EICP were met, approximately 44 percent of each Named Executive Officer’s total cash compensation was “at risk” compensation contingent on the attainment of our goals.

With respect to individual performance, the Compensation Committee believes that it is appropriate to reward individual performance that has benefited and/or promoted our business strategies. Under the terms of the 2008 EICP, the Compensation Committee could approve discretionary incentive awards of up to 20 percent of each executive officer’s base salary. This component of the 2008 EICP provides incentives for achievement of above-target performance and, where targets are not achieved, allows the Compensation Committee to take into account factors that may have affected the level of achievement. In addition, where achievement of multiple performance goals would otherwise be necessary for a minimum payout, the discretionary component allows the Compensation Committee to recognize and reward an individual’s continued efforts and strong performance through the end of the fiscal year notwithstanding the fact that achievement of one or more goals was not possible. The Compensation Committee believes that the discretionary components further the goals of our compensation program to reward individual performance and provide reasonable compensation that is competitive and provides retention value. In the absence of the discretionary components, the Compensation Committee would be confined to a purely quantitative approach, which could work against the goals of our compensation program by failing to reward strong performance.

The Compensation Committee established the 2008 Spotfire EICP for executives responsible for the Spotfire products following our acquisition of Spotfire. Mr. Ahlberg is the only Named Executive Officer who participated in the 2008 Spotfire EICP. The Compensation Committee determined that Mr. Ahlberg should participate in the 2008 Spotfire EICP because he has executive responsibility for the sale of Spotfire products. The 2008 Spotfire EICP is similar to the 2008 EICP, except that the targets set by the Compensation Committee include measures of the performance of Spotfire products. Under the 2008 Spotfire EICP, the components for attainment of goals were gross revenue and non-GAAP controllable margin attributable to the sale of Spotfire products in addition to non-GAAP operating profit before tax of TIBCO. The target for fiscal year 2008 was gross revenue for the Spotfire products of $70 million and non-GAAP controllable margin for the Spotfire products of $15 million. The target for our non-GAAP operating profit before tax was 19.5 percent, as in the 2008 EICP. The threshold for payment under the 2008 Spotfire EICP was $67 million gross revenues and $13 million non-GAAP controllable margin.

In fiscal year 2008, we exceeded the 2008 EICP thresholds but did not fully meet the targets. Based on our financial results of approximately 11.6 percent revenue growth and 18.4 percent non-GAAP operating profits before tax, the portion of the annual incentive award based on our financial performance actually paid was approximately 22 percent of base salary for our Named Executive Officers, other than our Chief Executive Officer. In addition, the Compensation Committee awarded 20 percent of base salary to our Named Executive Officers pursuant to the discretionary component of the 2008 EICP. The Compensation Committee considered factors such as each executive’s performance against general corporate and individual goals and the effects of the global economic crisis on our financial plan in fiscal year 2008. With respect to Mr. Ahlberg, we met the threshold set under the 2008 Spotfire EICP but did not fully meet the targets set under the 2008 Spotfire EICP. Based on financial performance, the annual incentive award under the 2008 Spotfire EICP was approximately 77 percent of base salary. In addition, the Compensation Committee awarded 5 percent of base salary to Mr. Ahlberg pursuant to the discretionary component of the 2008 Spotfire EICP. As a result, Mr. Ahlberg’s actual payment under the 2008 Spotfire EICP was above the target.

In determining incentive awards for fiscal year 2008 for our Named Executive Officers, including our Chief Executive Officer, the Compensation Committee concluded that when achievement is less than 100 percent of the financial targets, the discretionary component provides an incentive for continued efforts and strong performance without providing an incentive award equivalent to a full bonus award.

The table below shows the amounts paid to each Named Executive Officer pursuant to the 2008 EICP or the 2008 Spotfire EICP, as applicable, and the target amounts that would have been payable in the event that the financial targets had been met, excluding the discretionary component.

	Mr. Ranadivé	Mr. Rode	Mr. Ahlberg	Mr. Laffey	Mr. Sonmez
Target Payment Under the 2008 EICP or 2008 Spotfire EICP	$488,750	$276,640	$256,880	$252,928	$284,544
Actual Fiscal Year 2008 Annual Incentive Award Payment	$233,623	$146,273	$262,660	$133,736	$150,453

Fiscal Year 2008 Long-Term Equity Incentive Awards

In fiscal year 2008, our annual equity awards were granted in May 2008. Our executives received a mix of restricted stock and stock options as part of the annual equity award. To determine the size of the annual equity awards, the Compensation Committee first determined the total number of shares that would be available for the annual equity awards for all employees. The number of shares available for the annual equity awards is determined by considering the following factors:

•	Potential dilution to our stockholders;

•	Projected expense of the annual equity grant;

•	Average burn rate of other companies in our industry; and

•	Value of the annual equity grants compared to our peer group.

Once the total amount available for our annual equity award was determined, the Compensation Committee, with the assistance of Radford, compared the long-term incentive compensation levels of our executives with similar positions within our peer group to determine the long-term incentive compensation amount for each executive. The Compensation Committee evaluated the total value delivered by the annual equity grant against the 50th percentile of the value of long-term incentive compensation of our peer group. In finalizing the amounts of the fiscal year 2008 annual equity awards the Compensation Committee considered factors such as our Chief Executive Officer’s recommendations, the burn rate and expense of the executive grants, and the value of outstanding unvested equity awards then held by each executive and the degree to which those values are aligned with our retention goals.

In fiscal year 2008, the Compensation Committee set the annual equity grants to our executives as a mix of restricted stock and stock options with approximately 53 percent of the grant’s value in restricted stock and 47 percent in stock options. The Compensation Committee’s determination was based on the following factors:

•

Stock options provide compensation based solely on increases in our stock price, and as such, they encourage an appropriate level of risk-taking and align the interests of our executives with the interest of our stockholders;

•	Restricted stock delivers value even during turbulent market conditions when the ability to achieve certain targets may be beyond management’s control;

•	The total value of the annual equity awards to most of our executives was significantly below the 50th percentile of our peer group;

•	Restricted stock delivers greater value at a lower burn rate and with decreased dilution; and

•	Recommendations from our Chief Executive Officer.

The Compensation Committee granted a higher proportion of restricted stock awards in fiscal year 2008 to increase executive retention by targeting total direct compensation levels above the 50th percentile of our peer group and to address the lack of retention value of the underwater options held by our executives. Total direct compensation includes all cash compensation and the value of equity compensation.

Fiscal Year 2008 Chief Executive Officer Compensation

Mr. Ranadivé has served as our Chief Executive Officer and Chairman of the Board since our inception in January 1997. We entered into an employment agreement with Mr. Ranadivé in November 2004 which was amended and restated on September 26, 2008. The amended and restated employment agreement provides for, among other things, annual compensation of: (i) $575,000 base salary for fiscal year 2008 subject to future adjustments based on our standard practices; (ii) an annual target bonus of 100 percent of base salary; and (iii) for fiscal years 2008, 2009 and 2010, an option to purchase up to 1,000,000 shares of our common stock and up to 250,000 shares of restricted stock. The Compensation Committee may also grant Mr. Ranadivé up to an additional 250,000 shares of restricted stock or options to purchase such number of shares as the Compensation Committee determines as a bonus or additional compensation in consideration of achieving heightened performance or other targets. The Compensation Committee may establish performance goals for the vesting of any stock option grants and restricted stock awards. Mr. Ranadivé’s employment agreement also contains severance and change in control provisions which are described in the section entitled “Executive Compensation – Severance and Change in Control Arrangements.”

In fiscal 2008, during the process of setting compensation levels in Mr. Ranadivé’s amended and restated employment agreement, the Compensation Committee used the executive compensation practices described above, including a review of salaries, total cash compensation and long-term incentive compensation paid to CEOs in our peer group. In setting both the cash-based and equity-based elements of Mr. Ranadivé’s compensation, the Compensation Committee made an overall assessment of Mr. Ranadivé’s leadership in reaching our long-term and short-term strategic, operational and business goals for fiscal years 2008 through 2010, the term of the amended employment agreement. Radford provided peer group data to assist the Compensation Committee in positioning Mr. Ranadivé’s base salary at the 50th percentile of our peer group, his target total cash compensation at the 75th percentile of our peer group and the value of his long-term incentive compensation at the 50th percentile of our peer group, all in accordance with the key principals of our executive compensation program.

As part of this overall review of Mr. Ranadivé’s performance and payment under the 2008 EICP, the Compensation Committee reviewed Mr. Ranadivé’s fiscal year 2008 self-evaluation of his achievements, solicited input from the Board of Directors generally and discussed the revised compensation levels with the independent directors. Mr. Ranadivé’s total compensation reflects a consideration of both competitive forces and our performance.

In connection with the amended and restated employment agreement, in September 2008 Mr. Ranadivé received a 15 percent increase of base salary to $575,000. Mr. Ranadivé had not received an increase in base salary since fiscal year 2004. In November 2008, Mr. Ranadivé’s agreed to reduce his base salary of $575,000 by 15 percent to $488,750 in connection with our efforts to manage expenses during the current period of economic uncertainty. In fiscal year 2008, pursuant to the terms of the amended and restated employment agreement and as part of our annual equity awards, Mr. Ranadivé received a grant of stock options to purchase an aggregate of 700,000 shares of our common stock at an exercise price of $7.83 per share and an award of 100,000 shares of restricted stock.

In fiscal year 2008, we exceeded the 2008 EICP threshold but failed to meet the targets. Based on our financial results of approximately 11.6 percent revenue growth and 18.4 percent non-GAAP operating profits before tax, the portion of the annual incentive award based on our financial performance actually paid to our Chief Executive Officer was approximately 28 percent of base salary. The Compensation Committee also awarded 20 percent of base salary to our Chief Executive Officer pursuant to the discretionary component of the 2008 EICP. In granting the discretionary component, the Compensation Committee considered factors such as Mr. Ranadivé’s performance against general corporate goals, his overall demonstration of leadership and/or management effectiveness and the effects of the global economic crisis on our financial plan in fiscal year 2008.

Fiscal Year 2008 Cash and Equity Retention Grants

In addition to the fiscal year 2008 annual equity grants, the Compensation Committee granted our executives restricted stock in January 2008 for retention purposes. These restricted stock grants vest as to 25 percent of the shares on each of the first and second anniversaries of the grant date with the remainder vesting on the third anniversary of the grant date. The Compensation Committee awarded the retention grants based on the recommendation of our Chief Executive Officer and after consultation with Radford. The retention grants were awarded to encourage our executives to maintain their employment with us over the three-year vesting period. Our Compensation Committee considered the retention value of the outstanding unvested equity then held by our executives, market data for total direct compensation by position, the amounts paid under our EICP over the past few years (and, in particular, for fiscal year 2007) and the performance of the executive team when determining the retention grants.

In addition, the Compensation Committee granted a one-time cash retention bonus of $150,000 to Mr. Sonmez in January 2008. Pursuant to the terms of the cash retention bonus, Mr. Sonmez would have been obligated to repay the entire bonus if he had resigned without good cause prior to January 31, 2009. This cash retention bonus was granted to encourage Mr. Sonmez to remain with TIBCO during his first full fiscal year as Executive Vice President, Global Field Operations. The Compensation Committee awarded the cash retention bonus based on the recommendation of our Chief Executive Officer.

Compensation Policies and Practices

Equity Grant Practices

Our equity award policy sets forth the procedures for granting equity awards. Under our policy, all grants must be approved by the Compensation Committee or, in the case of grants to new employees not exceeding more than 50,000 stock options or 15,000 restricted stock or restricted stock units, by our Chief Executive Officer or, in his absence, our Chief Financial Officer or our General Counsel. Grants to new employees have a grant date of the 15th business day of the month following the new employee’s hire date. All other grants generally have a grant date of when the grant is approved by the Compensation Committee. The grant price is the closing price of our common stock on the grant date. We do not have a program, plan or practice of timing equity award grants in conjunction with the release of material non-public information. We strive to make equity awards (other than new hire grants which are granted on the 15th of each month) while our trading window is open. If an award is proposed while the trading window is closed, assuming other required approvals are in place, our General Counsel must review the circumstances of the grant prior to issuance.

Executive and Director Stock Ownership Guidelines

The Compensation Committee believes that it is important to align the financial interests of our senior leadership with those of our stockholders by requiring executives to make a direct investment in holding our shares. Accordingly, we adopted stock ownership guidelines for our Chief Executive Officer, our Executive Vice

Presidents and our non-employee directors in February 2009. The stock ownership guidelines are set as a number of shares and may be reevaluated and revised from time to time based on changes in our common stock or other factors. Individuals subject to the stock ownership guidelines will have five years from adoption of the guidelines to meet their ownership requirement.

The stock ownership guidelines for our participants are as follows:

Position	Number of Shares Required to Own
Chief Executive Officer	250,000
Executive Vice President	50,000
Non-employee Director	25,000

Shares that count towards satisfaction of the stock ownership guidelines include:

•	Shares owned outright by the participant or his or her immediate family members residing in the same household;

•	Shares held in trust for the benefit of the participant or his or her family;

•	Restricted stock or restricted stock units where the restrictions have lapsed; and

•	Shares acquired upon stock option exercises.

Equity instruments that do not count towards satisfaction of the stock ownership guidelines include:

•	Unvested restricted stock;

•	Unvested restricted stock units; and

•	Unexercised stock options.

Stock Burn Rate

The Compensation Committee periodically reviews our gross and net burn rates, compared to our peer group and the broader industry as summarized by Radford. The Compensation Committee monitors our equity burn rate and takes into consideration, our burn rate compared to peer companies and the broader industry averages when reviewing recommendations for the annual equity awards pool to be distributed to employees. The Compensation Committee endeavors to ensure that our net burn rate approximates the average rate within our peer group as well as the average rates within broader industry groups, and that the annual and the three-year average gross burn rates are within the recommended range of outside shareholder advisory groups. For purposes of determining the net stock burn rate, we determine the sum of all stock options plus restricted stock and restricted stock units granted during the course of the fiscal year, subtract the stock options, restricted stock and restricted stock units that are cancelled and returned, and divide the balance (the net stock options, restricted stock and restricted stock units issued) by the shares outstanding at the end of the year. The gross burn rate is determined by taking the sum of all stock options plus restricted stock and restricted stock units granted during the course of the year and dividing that amount by the shares outstanding at the end of the year. During fiscal year 2008, the net options, restricted stock and restricted stock units issued totaled 2,933,461, and the gross options, restricted stock and restricted stock units issued totaled 6,049,725. There were approximately 174,293,603 shares outstanding at November 30, 2008, resulting in a net burn rate of 1.68 percent and a gross burn rate of 3.47 percent.

Tax Implications of Executive Compensation

Section 162(m) limits to $1 million the amount of annual compensation that we may deduct when paid to a Named Executive Officer who is a “covered employee” within the meaning of Section 162(m). The regulations allow us to deduct compensation over $1 million if it is performance-based provided certain requirements, such as stockholder approval, are satisfied. Both our 1996 Plan and our 2008 Plan were approved by our stockholders and stock options granted pursuant to these plans can be excluded from the $1 million limit. Restricted stock and restricted stock unit awards granted by us are not considered performance-based and, as such, would not be deductible to the extent that the value of such awards, upon vesting, when aggregated with other non-deductible compensation, exceeds $1 million.

The Compensation Committee considers the deductibility of compensation to its executives when reviewing and structuring compensation programs and attempts to maintain full deductibility to the extent consistent with our overall compensation goals. However, the Compensation Committee may make payments that are not fully deductible if it believes that such payments promote the best long-term interests of our stockholders.

Section 409A of the Code

Section 409A imposes additional significant taxes in the event that an executive officer, director or service provider receives “deferred compensation” that does not satisfy the requirements of Section 409A. Section 409A applies to certain of our severance arrangements. Consequently, to assist in avoiding additional tax under Section 409A, we have amended the severance arrangements described below in a manner intended to either avoid the application of Section 409A or, to the extent doing so is not possible, comply with the applicable Section 409A requirements. In addition, we adopted the 2009 DCP in February 2009. The 2009 DCP allows certain executives and our non-employee directors to defer certain cash compensation into restricted stock units in accordance with Section 409A.

Termination and Change in Control

We believe that severance protections, particularly in the context of a change in control transaction, can play a valuable role in attracting and retaining executive officers. Accordingly, we provide such protections for our executives under a Change in Control and Severance Plan (the “Change in Control Plan”) and for our Chief Executive Officer in his employment agreement. Our Compensation Committee evaluates the level of change in control benefits provided to our executives, and in general, we consider these protections an important part of an executive’s compensation and consistent with competitive practices. In connection with the amendment of Mr. Ranadivé’s employment agreement in September 2008, the Section 280G gross-up provision that previously applied upon a termination in connection with a change in control was removed.

As described in more detail below under the section entitled “Severance and Change in Control Arrangements,” our executives would be entitled under their agreement or plan, as applicable, to severance benefits in the event of a termination of employment in connection with a change in control of TIBCO. We believe that the occurrence, or potential occurrence, of a change in control transaction will create uncertainty regarding the continued employment of our executive officers. This uncertainty results from the fact that many change in control transactions cause significant organizational changes, particularly at the senior executive level. In order to encourage certain of our executive officers to remain employed during an important time when their prospects for continued employment following the transaction are often uncertain, we provide our executives with enhanced severance benefits if their employment is terminated without cause or the executive resigns for good reason in connection with a change in control. Because we believe that a termination by the executive for good reason may be conceptually the same as a termination by an acquiror without cause, and because we believe that in the context of a change in control, potential acquirors would otherwise have an incentive to constructively terminate the executive’s employment to avoid paying severance, we believe it is appropriate to provide severance benefits in these circumstances. In addition, pursuant to current market practices, our Chief Executive Officer would be entitled under his agreement to additional severance benefits if terminated without cause or if he resigns for good reason other than in connection with a change in control; these benefits are described in more detail below under the section entitled “Severance and Change in Control Arrangements.”

Conclusion

We believe that the mix of compensation afforded to our executives combines competitive levels of compensation and rewards for superior performance and aligns relative compensation with the achievement of essential corporate goals that include revenue growth, operating profitability and increased stockholder value.

COMPENSATION COMMITTEE REPORT

The Compensation Committee of the Board of Directors has reviewed and discussed the section entitled “Compensation Discussion and Analysis” of this Proxy Statement with management. Based on this review and discussion, the Compensation Committee has recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement.

COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS

Narendra K. Gupta
Peter J. Job
Philip K. Wood

The information contained in the report above shall not be deemed to be “soliciting material” or to be “filed” with the Securities and Exchange Commission, nor shall such information be incorporated by reference into any future filing under the Securities Act of 1933, as amended, or the Exchange Act, except to the extent specifically incorporated by reference therein.

EXECUTIVE COMPENSATION

Summary Compensation Table

The narrative, table and footnotes below set forth information regarding the total compensation paid to our Chief Executive Officer, Chief Financial Officer and our other Named Executive Officers for fiscal years 2007 and 2008. The components of the compensation reported in the Summary Compensation Table are described below. For additional information on each component of the total compensation package, see “Compensation Discussion and Analysis.”

Salary

This column sets forth the total base salary earned by each of our Named Executive Officers for fiscal years 2007 and 2008. Base salaries for our Named Executive Officers are targeted at the 50th percentile of our peer group. We do not set base salaries as a proportion of total compensation.

Bonus

This column sets forth a one-time cash bonus paid to one of our Named Executive Officers in fiscal year 2008 for retention purposes. The cash bonus was paid subject to an agreement that would have required repayment of the entire amount in the event the recipient had resigned without good cause prior to January 31, 2009.

Stock Awards

This column sets forth the aggregate amount of compensation cost recognized in the respective fiscal year under SFAS 123R for restricted stock awards granted to each of the Named Executive Officers in the current or prior fiscal years. For restricted stock granted in fiscal years 2007 and 2008, fair value is calculated using the closing price of our stock on the date of grant. Amounts reported in this column do not factor in an estimate of forfeitures related to service-based vesting conditions. Each fiscal year, our Compensation Committee evaluates the total compensation of our Named Executive Officers compared to total compensation for similar positions within our peer group. The Compensation Committee then subtracts total cash compensation from the total compensation amount for each Named Executive Officer to calculate the value of the stock option and restricted stock awards that may be granted as part of the executive’s annual compensation. In addition, in January 2008, the Compensation Committee granted restricted stock awards to each of the Named Executive Officers for retention purposes. These January 2008 grants were in addition to the annual refresh stock grants and vest over a three-year period. Additional information regarding the awards is set forth in the “Grants of Plan-Based Awards in Fiscal Year 2008” and “Outstanding Equity Awards at Fiscal Year-End 2008.”

Option Awards

This column sets forth the aggregate amount of compensation costs recognized in the respective fiscal year under SFAS 123R for option awards granted to each of our Named Executive Officers in the current or prior fiscal years. Amounts reported in this column do not factor in an estimate of forfeitures related to service-based vesting conditions. Additional information regarding the awards is set forth in the tables entitled “Grants of Plan-Based Awards in Fiscal Year 2008” and “Outstanding Equity Awards at Fiscal Year-End 2008.” The assumptions used to calculate the value of stock option awards are set forth in Note 14 to our Consolidated Financial Statements in the Annual Reports on Form 10-K for the years ended November 30, 2007 and November 30, 2008.

Non-Equity Incentive Plan Compensation

This column sets forth the cash awards earned by each of our Named Executive Officers during the respective fiscal year under our EICP or Spotfire EICP, as applicable. These amounts are paid in the fiscal year after the fiscal year in which they are earned. We set the target award levels under the EICP such that total cash compensation including base salary and EICP awards is at approximately the 75th percentile of our peer group when we meet our financial targets under the EICP and at the 90th percentile of our peer group when we far exceed our financial targets. For more information about these awards, see the table entitled “Grants of Plan-Based Awards in Fiscal Year 2008.”

All Other Compensation

This column sets forth all other compensation received by each of our Named Executive Officers during the respective fiscal years not reported in the previous columns. Such amounts include company matching contributions to our 401(k) plan, life insurance and other perquisites. Except as otherwise noted, amounts in this column consist of life insurance premiums and matching contributions under our 401(k) plan, which provides for broad-based employee participation.

Employment Agreement with Our Chief Executive Officer

Mr. Ranadivé is a party to an employment agreement with us which provides for, among other things, annual compensation of: (i) $575,000 base salary; (ii) annual target bonus of 100 percent of base salary; and (ii) for fiscal years 2008, 2009 and 2010, the potential to receive an option to purchase up to 1,000,000 shares of our common stock and up to 250,000 shares of restricted stock. In addition, the Compensation Committee may also grant up to 250,000 shares of restricted stock or an option to purchase a number of shares of our common stock set by the Compensation Committee as a bonus or additional compensation in consideration of achieving heightened performance or other targets set by the Compensation Committee. All stock option grants and restricted stock awards are subject to the discretion of the Compensation Committee. For additional information about Mr. Ranadivé’s employment agreement, see “Severance and Change in Control Arrangements.”

Summary Compensation Table

Name and Principal Position	Fiscal Year	Salary ($)	Bonus ($)		Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	All Other Compens- ation ($)		Total ($)
Vivek Y. Ranadivé	2008	567,812	—		457,625	2,204,301	233,623	21,218	[1]	3,484,579
Chief Executive Officer and Chairman of the Board	2007	500,000			91,182	2,185,997	50,000	19,723	[2]	2,827,449

Murray D. Rode[3]	2008	355,483	—		262,994	244,044	146,273	10,431		1,019,225
Executive Vice President, Chief Operating Officer	2007	344,000			65,115	254,997	35,000	10,354		709,466

Christopher Ahlberg[4]	2008	330,092	—		337,090	310,108	262,660	10,558		1,250,508
Executive Vice President, Spotfire	2007	135,417			92,111	44,907	195,000	1,828	[5]	469,263

Thomas Laffey	2008	325,013	—		221,523	193,916	133,736	10,000	[5]	884,188
Executive Vice President, Products and Technology	2007	303,000			45,280	196,188	32,000	10,000	[5]	586,468

Murat Sonmez	2008	365,640	150,000	[6]	207,002	232,197	150,453	21,101	[7]	1,126,393
Executive Vice President, Global Field Operations	2007	332,033			40,799	197,177	36,000	28,084	[8]	634,093

1	Consists of legal fees in connection with the negotiation of Mr. Ranadivé’s employment agreement and certain travel costs for Mr. Ranadivé’s guest.

2	Consists of life insurance premiums, a personal assistant and certain travel costs for Mr. Ranadivé’s guest.

3	Mr. Rode served as our Chief Financial Officer and Executive Vice President, Strategic Operations during fiscal year 2008. Effective February 8, 2009, Mr. Rode was appointed to serve as Chief Operating Officer. Effective February 8, 2009, Sydney Carey was appointed to serve as Chief Financial Officer and Executive Vice President.

4	Mr. Ahlberg has informed us that he intends to resign on March 1, 2009.

5	Consists of matching contributions under our 401(k) plan, which provides for broad-based employee participation.

6	Consists of a one-time retention bonus.

7	Consists of matching contributions under our 401(k) plan, life insurance premiums and certain travel costs for Mr. Sonmez’s spouse.

8	Consists of matching contributions under our 401(k) plan, life insurance premiums and certain travel costs for Mr. Sonmez’s spouse.

Grants of Plan-Based Awards in Fiscal Year 2008

The following table sets forth information concerning restricted stock and stock option awards granted to our Named Executive Officers during fiscal year 2008, as well as potential threshold, target and maximum payouts under the 2008 EICP or the 2008 Spotfire EICP, as applicable.

Non-Equity Incentive Plan Compensation

Our EICP is designed to grant annual cash awards based on our financial results for the fiscal year. For more information about our annual cash incentive awards, see the discussion under “Compensation Discussion and Analysis.”

Stock Awards

The restricted stock awards were granted under our 1996 Plan. The restricted stock awards provide for vesting over four years at a rate of 25 percent per year on the anniversary of the grant date except as otherwise noted. If we declare or pay any cash dividends on our common stock, the holders of restricted stock awards will be entitled to such dividends. The restricted stock awards granted in May 2008 were part of our annual refresh program. The restricted stock awards granted in January 2008 were retention grants.

Option Awards

The stock option awards were granted under our 1996 Plan. The stock option awards provide for vesting of the underlying common stock ratably over a period of 48 months beginning one month after the date of grant. Stock option awards were granted at an exercise price equal to the closing sale price of the common stock on the NASDAQ Global Select Market on that date. The stock option awards were part of our annual refresh program.

Grants of Plan-Based Awards Table

Name	Type of Plan/Award	Grant Date		Estimated Future Payouts Under Non-Equity Incentive Plan Awards[1]				All Other Stock Awards: Number of Shares of Stock	All Other Option Awards: Number of Securities Underlying Options	Exercise or Base Price of Option Awards	Grant Date Fair Value[2]
				Threshold	Target		Maximum
Vivek Y. Ranadivé	2008 EICP			$48,875	$488,750	[3]	$508,300
	Restricted Stock	1/23/2008	[4]					100,000			$741,000
	Restricted Stock	5/6/2008						100,000			$783,000
	Stock Option	5/6/2008							700,000	$7.83	$2,448,110

Murray D. Rode	2008 EICP			$27,664	$276,640		$359,632
	Restricted Stock	1/23/2008	[4]					60,000			$444,600
	Restricted Stock	5/6/2008						43,750			$342,563
	Stock Option	5/6/2008							87,500	$7.83	$306,014

Christopher Ahlberg	2008 Spotfire EICP			$64,220	$256,880		$385,320
	Restricted Stock	1/23/2008	[4]					30,000			$222,300
	Restricted Stock	5/6/2008						43,750			$342,563
	Stock Option	5/6/2008							87,500	$7.83	$306,014

Thomas Laffey	2008 EICP			$25,293	$252,928		$328,806
	Restricted Stock	1/23/2008	[4]					55,000			$407,550
	Restricted Stock	5/6/2008						43,750			$342,563
	Stock Option	5/6/2008							87,500	$7.83	$306,014

Murat Sonmez	2008 EICP			$28,454	$284,544		$369,907
	Restricted Stock	1/23/2008	[4]					45,000			$333,450
	Restricted Stock	5/6/2008						43,750			$342,563
	Stock Option	5/6/2008							87,500	$7.83	$306,014

1	The amounts represent the threshold, target and maximum awards established for the 2008 EICP excluding a 20 percent discretionary factor. Under the terms of the 2008 EICP, the Compensation Committee may award a discretionary component of up to 20 percent of base salary. In awarding the discretionary component, the Compensation Committee considers, among other things, our performance compared to our annual financial plan and the financial performance of our peers. The actual amounts earned by our Named Executive Officers pursuant to these awards are set forth in the Non-Equity Incentive Plan Compensation column of the table entitled “Summary Compensation Table.” For more information on these awards, see the section entitled “Compensation Discussion and Analysis.”

2	Represents the grant date fair value for awards of stock options and restricted stock awards, as applicable, granted in fiscal year 2008 to each of the executives in accordance with SFAS No. 123(R), excluding any estimates of future forfeitures. For a discussion of the assumptions used to calculate the value of stock option and restricted stock awards, see Note 14 to our Consolidated Financial Statements in the Form 10-K for the year ended November 30, 2008, as filed with the SEC.

3	Mr. Ranadivé’s target annual incentive award is set at 100 percent of his base salary, pursuant to the terms of his Employment Agreement.

4	The restricted stock awards that were granted on January 23, 2008 provide for vesting over three years with 25 percent of the grant vesting on each of the first and second anniversary of the grant date and the remaining 50 percent vesting on the third anniversary of the grant date.

Outstanding Equity Awards at Fiscal Year-End 2008

The following table sets forth information concerning stock option and restricted stock awards as of November 30, 2008 for our Named Executive Officers. The amounts under “Market Value of Shares of Stock That Have Not Vested” were calculated as the product of the closing price of our common stock on the NASDAQ Global Select Market on November 28, 2008, which was $4.84, and the number of shares pursuant to the applicable restricted stock award.

		Option Awards					Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options Exercisable	Number of Securities Underlying Unexercised Options Unexercisable[1]		Option Exercise Price	Option Expiration Date	Number of Shares of Stock That Have Not Vested		Market Value of Shares of Stock That Have Not Vested
Vivek Y. Ranadivé	11/21/2001	2,250,000			$11.57	11/21/2011
	12/3/2001	2,250,000			$11.97	12/3/2011
	12/4/2002	500,000			$6.29	12/4/2012
	3/19/2003	434,496			$4.58	3/19/2013
	12/3/2003	500,000			$5.99	12/3/2013
	5/7/2004	1,000,000			$7.30	5/7/2014
	5/13/2005	875,000	125,000		$6.63	5/13/2015
	8/11/2006	506,250	393,750		$7.30	8/11/2013
	7/3/2007	300,000	600,000		$8.99	7/3/2014
	5/6/2008	87,500	612,500		$7.83	5/6/2015
	8/11/2006						16,666	[2]	$80,663
	5/18/2007						24,750	[3]	$119,790
	1/23/2008						100,000	[4]	$484,000
	5/6/2008						100,000	[5]	$484,000

Murray D. Rode	2/15/1999	33,998			$2.00	2/15/2009
	10/8/2001	130,000			$8.00	10/8/2011
	1/18/2002	23,500			$13.36	1/18/2012
	7/15/2002	35,000			$5.99	7/15/2012
	3/19/2003	25,000			$4.58	3/19/2013
	12/3/2003	40,000			$5.99	12/3/2013
	5/7/2004	75,000			$7.30	5/7/2014
	6/16/2004	100,000			$8.61	6/16/2014
	5/13/2005	87,500	12,500		$6.63	5/13/2015
	8/11/2006	37,688	29,312		$7.30	8/11/2013
	5/18/2007	25,125	41,875		$8.87	5/18/2014
	7/3/2007	16,667	33,333		$8.99	7/3/2014
	5/6/2008	10,938	76,562		$7.83	5/6/2015
	8/11/2006						12,166	[2]	$58,883
	5/18/2007						8,250	[3]	$39,930
	7/3/2007						6,249	[6]	$30,245
	1/23/2008						60,000	[4]	$290,400
	5/6/2008						43,750	[5]	$211,750

Christopher Ahlberg	6/5/2007	5,641			$2.50	4/29/2014
	6/5/2007	9,222	4,611	[7]	$2.85	8/9/2015
	6/5/2007	11,859	9,223	[8]	$3.10	1/25/2016
	6/5/2007	15,372	19,765	[9]	$3.42	2/14/2017
	7/3/2007	41,667	83,333	[10]	$8.99	7/3/2014
	5/6/2008	10,938	76,562		$7.83	5/6/2015
	7/3/2007						75,000	[6]	$363,000
	1/23/2008						30,000	[4]	$145,200
	5/6/2008						43,750	[5]	$211,750

		Option Awards				Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options Exercisable	Number of Securities Underlying Unexercised Options Unexercisable[1]	Option Exercise Price	Option Expiration Date	Number of Shares of Stock That Have Not Vested		Market Value of Shares of Stock That Have Not Vested

Thomas Laffey	6/21/2002	31,249		$5.00	6/21/2012
	3/19/2003	13,541		$4.58	3/19/2013
	12/3/2003	21,250		$5.99	12/3/2013
	5/7/2004	53,750		$7.30	5/7/2014
	6/24/2004	34,167		$7.76	6/24/2014
	5/13/2005	43,749	6,251	$6.63	5/16/2015
	6/29/2005	42,709	7,291	$6.41	6/29/2015
	8/11/2006	37,688	29,312	$7.30	8/11/2013
	5/18/2007	25,125	41,875	$8.87	5/18/2014
	5/6/2008	10,938	76,562	$7.83	5/6/2015
	8/11/2006					8,833	[2]	$42,752
	5/18/2007					8,250	[3]	$39,930
	1/23/2008					55,000	[4]	$266,200
	5/6/2008					43,750	[5]	$211,750

Murat Sonmez	10/1/2003	76,500		$5.32	10/1/2013
	5/7/2004	40,000		$7.30	5/7/2014
	5/13/2005	87,500	12,500	$6.63	5/13/2015
	8/11/2006	37,688	29,312	$7.30	8/11/2013
	5/18/2007	25,125	41,875	$8.87	5/18/2014
	7/3/2007	16,667	33,333	$8.99	7/3/2014
	5/6/2008	10,938	76,562	$7.83	5/6/2015
	8/11/2006					5,500	[2]	$26,620
	5/18/2007					8,250	[3]	$39,930
	7/3/2007					6,249	[6]	$30,245
	1/23/2008					45,000	[4]	$217,800
	5/6/2008					43,750	[5]	$211,750

1	Unless otherwise indicated, shares subject to stock options awards vest as to 1/48th of the shares beginning one month after the grant date and 1/48th of the shares thereafter.

2	Shares subject to this restricted stock award vested as to 25 percent of the shares on each of August 11, 2007 and August 11, 2008 and 25 percent of the shares will vest on each of August 11, 2009 and August 11, 2010.

3	Shares subject to this restricted stock award vested as to 25 percent of the shares on May 18, 2008 and will vest as to 25 percent of the shares on each of May 18, 2009, May 18, 2010 and May 18, 2011.

4	Shares subject to this restricted stock award vested as to 25 percent of the shares on January 23, 2008 and will vest as to 25 percent of the shares on each of January 23, 2009 and as to 50 percent on January 23, 2010.

5	Shares subject to this restricted stock award will vest as to 25 percent of the shares on each of May 6, 2009, May 6, 2010, May 6, 2011 and May 6, 2012.

6	Shares subject to this restricted stock award vested as to 25 percent of the shares July 3, 2008 and will vest as to 25 percent on each of July 3, 2009, July 3, 2010 and July 3, 2011.

7	Shares subject to this stock option award were granted in connection with our assumption of outstanding Spotfire options and vest in monthly pro-rata increments beginning one month after the grant date until August 9, 2009.

8	Shares subject to this stock option award were granted in connection with our assumption of outstanding Spotfire options and vest in monthly pro-rata increments beginning one month after the grant date until January 25, 2010.

9	Shares subject to this stock option award were granted in connection with our assumption of outstanding Spotfire options and vested as to 8,784 shares on February 14, 2008 and the remainder vest in monthly pro-rata increments until February 14, 2011.

10	Shares subject to this stock option award vested as to 25 percent of the shares on July 3, 2008 and vest as to 1/48th of the shares each month thereafter.

Option Exercises and Stock Vested at Fiscal Year-End 2008

The following table sets forth information on stock option award exercises and restricted stock award vesting during fiscal year 2008 by our Named Executive Officers. The value realized on exercise for stock option awards is calculated as the difference between the closing prices of our common stock on the NASDAQ Global Select Market on the exercise date and the exercise price of the applicable stock option award. The value realized on vesting for restricted stock awards is calculated as the product of the number of shares subject to the restricted stock award that vested and the closing price of our common stock on the NASDAQ Global Select Market on the vesting date.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise	Value Realized on Exercise	Number of Shares Acquired on Vesting	Value Realized on Vesting
Vivek Y. Ranadivé	397,500	$2,546,663	16,583	$133,379
Murray D. Rode	—	—	10,917	$90,610
Christopher Ahlberg	—	—	25,000	$185,500
Thomas Laffey	—	—	7,167	$60,719
Murat Sonmez	—	—	7,584	$61,746

Severance and Change in Control Arrangements

As more fully described below, we provide severance protections to our Named Executive Officers under the Change in Control Plan and to Mr. Ranadivé, our Chief Executive Officer, under his employment agreement. In addition, and as more fully described below, the equity agreements under our 1996 Plan and 2008 Plan contain a provision that results in an automatic change to the vesting schedule of all outstanding equity awards (including those to our Named Executive Officers) in the event of a change in control.

Equity Agreements under our 1996 Plan and 2008 Plan

In the event of a change in control of TIBCO, the vesting schedules under all outstanding equity awards under our 1996 Plan and 2008 Plan automatically change to a three-year vesting period at a rate of 1/36th per month. This will result in the partial accelerated vesting of the outstanding equity awards to all our employees, including our Named Executive Officers, upon a change in control.

Employment Agreement with Our Chief Executive Officer

Mr. Ranadivé is a party to an employment agreement with us which provides that if Mr. Ranadivé’s employment is terminated by TIBCO without cause or by Mr. Ranadivé for good reason (other than in connection with a Change in Control (as defined below) he will receive (i) twelve months of base salary and paid coverage under our medical, dental and vision benefit plans; (ii) a lump sum payment equal to his actual annual incentive award received for the fiscal year immediately preceding the fiscal year in which the termination occurs; and (iii) twelve months of accelerated vesting of his equity awards then held. In addition, Mr. Ranadivé will have twelve months to exercise any equity awards that have accelerated vesting described in the preceding sentence.

If Mr. Ranadivé’s employment is terminated without cause or by Mr. Ranadivé for good reason and the termination occurs within three months prior to and up to twelve months following a change in control, he will receive (i) twenty-four months of base salary and paid coverage under our medical, dental and vision benefit plans; (ii) a lump-sum payment equal to two times the average of his actual annual incentive award for the two fiscal years immediately preceding the fiscal year in which the change in control occurs; and (iii) one hundred percent vesting of all his equity awards. In addition, Mr. Ranadivé will have twenty-four months to exercise any equity awards that have accelerated vesting described in the preceding sentence. In connection with the amendment of Mr. Ranadivé’s employment agreement in September 2008, the Section 280G gross-up provision that previously applied upon a termination in connection with a change in control was removed.

The receipt of any severance benefits described in the prior two paragraphs is subject to (i) Mr. Ranadivé signing and not revoking a separation agreement and release of claims in a form reasonably acceptable to us; and (ii) Mr. Ranadivé not soliciting any person to modify his or her employment or consulting relationship with us and not intentionally diverting business away from us for a period of twelve months in the case of a termination not involving a change in control and for a period of twenty-four months in the case of a termination involving a change in control. In addition, the receipt of severance benefits under the first paragraph above is also subject to Mr. Ranadivé’s agreement not to engage in competition with us for a period of twenty-four months. The terms of the agreement were reviewed, negotiated and approved by the Compensation Committee.

Each of our executive officers, including Mr. Ranadivé and our other Named Executive Officers, is a party to our standard employee non-disclosure and invention assignment agreement. Under the non-disclosure agreements, for one year following their termination, our employees agree not to solicit any other employee to leave our employ. These employees also agree not to disclose any confidential information that they obtained during their employment to any third parties at any time during or subsequent to their employment. In addition, any inventions, discoveries or improvements created by the employees during their employment belong to us.

Change in Control and Severance Plan

We have adopted a Change in Control and Severance Plan that applies to our executive officers, including our Named Executive Officers. The Change in Control and Severance Plan is designed to ensure that the members of the team negotiating a change in control transaction do not leave during such negotiation and that members of the management team remain with the company to complete any such transaction and to assist with the integration as required. Pursuant to the terms of the Change in Control and Severance Plan, if on the date of the change in control or twelve months after the completion of a change in control, a Named Executive Officer (other than Mr. Ranadivé) terminates his employment for good reason or is terminated by us for reasons other than cause, death or permanent disability, that person will receive (i) a lump sum payment equal to twelve months of base salary and his target annual incentive award; (ii) twelve months of paid medical and dental coverage; and (iii) 50 percent accelerated vesting of his outstanding and unvested equity awards.

If a Named Executive Officer (including Mr. Ranadivé) terminates his employment for good reason or is terminated for reasons other than cause, death or permanent disability following twelve months after the completion of a change in control, that person will receive (i) a lump sum payment equal to twelve months of base salary and his target annual incentive award; and (ii) twelve months of paid medical and dental coverage.

The receipt of any severance benefits described in the prior two paragraphs is subject to the Named Executive Officer signing a waiver and release of all claims and an agreement not to disparage us, our directors or our executive officers.

Important Terms

“Severance Agreements” collectively refers to the Employment Agreement with Mr. Ranadivé and the Change in Control and Severance Plan.

A “change in control” for purposes of the Severance Agreements generally consists of any of the following: (i) a sale of all or substantially all of our assets; (ii) any merger, consolidation, or other business combination transaction of TIBCO with or into another corporation, entity, or person, other than a transaction where the holders immediately prior to the transaction continue to hold at least a majority of the voting power or stock of

TIBCO; (iii) the direct or indirect acquisition by any person, or persons acting as a group, of beneficial ownership or a right to acquire beneficial ownership of shares representing a majority of the voting power of the then outstanding shares of TIBCO; (iv) a contested election of Directors, as a result of which or in connection with which the persons who were Directors before such election or their nominees cease to constitute a majority of our Board; and (v) a dissolution or liquidation of TIBCO. A “change in control” for purposes of the 1996 Plan generally consists only of (i), (ii) and (iii) of the preceding sentence.

“Cause” for purposes of the Severance Agreements generally consist of any of the following: (i) fraud or personal dishonesty in connection with employment at TIBCO that is intended to result in substantial gain or personal enrichment at our expense; (ii) conviction of, or a plea of nolo contendere to, a felony; (iii) in the case of Mr. Ranadivé, willful failure to perform his duties or responsibilities; (iv) only in the case of our Named Executive Officers other than Mr. Ranadivé, any act of gross misconduct or failure to perform a material component of his or her responsibilities in connection with employment at TIBCO that is materially injurious to us; (v) in the case of our Named Executive Officers other than Mr. Ranadivé, a substantial violation of his employment duties after he has received written demand for performance from TIBCO; and (v) only in the case of Mr. Ranadivé, a violation or breach of any fiduciary or contractual duty to us that results in material damage to us or our business.

“Good reason” for purposes of the Severance Agreements generally consists of any of the following without the Named Executive Officer’s written consent: (i) a material reduction in the person’s authority, status, duties or responsibilities if such reduction is imposed without cause; (ii) with respect to our Named Executive Officers other than Mr. Ranadivé, a reduction in base salary unless the base salary of substantially all other employees is reduced; (iii) with respect to Mr. Ranadivé, a reduction of more than 10 percent in his base salary and target bonus other than a one-time reduction that is applied to substantially all other senior executives (iv) a reduction in certain benefits; and (v) the relocation of the executive’s principal place of business to a location which is more than thirty (30) miles away.

Estimate of Severance and Change in Control Benefits

The following table estimates potential payments upon termination as if our Named Executive Officers had terminated on November 30, 2008, in connection with a change in control or other termination covered by the Severance Agreements and potential payments relating to the changed vesting schedule of outstanding equity awards under our 1996 Plan and 2008 Plan in connection with a change in control. The table reflects termination scenarios covered by the Severance Agreements and the benefits receivable thereunder, as well as under our 1996 Plan and 2008 Plan. The closing market price per share of our common stock on November 28, 2008 was $4.84. No payments other than those required by law or pursuant to general company policies and procedures would occur in the event of a Named Executive Officer’s voluntary resignation (other than for good reason, as such term is defined in the applicable Severance Agreement), termination for cause, death or disability.

	Termination Without Cause or Resignation for Good Reason without Change in Control	Termination Without Cause or Resignation for Good Reason within 12 Months of a Change in Control[1,2]	Termination Without Cause or Resignation for Good Reason 12 Months after a Change in Control[2,3]	Change in Control Without Termination
Base Salary
Vivek Y. Ranadivé	$575,000	$1,150,000	$575,000	—
Murray D. Rode	—	$345,800	$345,800	—
Christopher Ahlberg	—	$321,100	$321,100	—
Thomas Laffey	—	$316,160	$316,160	—
Murat Sonmez	—	$355,680	$355,680	—

Annual Cash Incentives
Vivek Y. Ranadivé	$50,000	$283,623	$575,000	—
Murray D. Rode	—	$276,640	$276,640	—
Christopher Ahlberg	—	$256,880	$256,880	—
Thomas Laffey	—	$252,928	$252,928	—
Murat Sonmez	—	$284,544	$284,544	—

Health Coverage
Vivek Y. Ranadivé	$19,896	$39,792	$19,896	—
Murray D. Rode	—	$19,896	$19,896	—
Christopher Ahlberg	—	$19,913	$19,913	—
Thomas Laffey	—	$19,896	$19,896	—
Murat Sonmez	—	$19,896	$19,896	—

Acceleration of Equity Awards
Vivek Y. Ranadivé	$80,262	$958,048	$286,498	$286,498
Murray D. Rode	—	$398,878	$166,547	$166,547
Christopher Ahlberg[4]	—	$444,843	$169,736	$169,736
Thomas Laffey	—	$352,276	$143,921	$143,921
Murat Sonmez	—	$328,298	$130,250	$130,250

Total
Vivek Y. Ranadivé	$725,158	$2,431,463	$1,456,394	$286,498
Murray D. Rode	—	$1,041,214	$808,883	$166,547
Christopher Ahlberg	—	$1,042,736	$703,409	$169,736
Thomas Laffey	—	$941,260	$732,905	$143,921
Murat Sonmez	—	$988,418	$790,370	$130,250

1	For Mr. Ranadivé, the severance benefits listed apply to a termination without cause or a resignation for good reason that occurs within three months prior to or up to twelve months following a change in control. For all other Named Executive Officers, the severance benefits listed apply to a termination without cause or a resignation for good reason that occurs on the date of the change in control or within twelve months after completion of the change in control.

2	The amounts under acceleration of equity awards take into account the Severance Agreements, as well as the changed vesting schedule under the equity award agreements under the 1996 Plan.

3	The severance benefits listed apply to a termination without cause or a resignation for good reason that occurs more than twelve months after the completion of a change in control.

4	Pursuant to an agreement with his former employer, Spotfire, Inc., Mr. Ahlberg may be entitled to additional amounts pursuant to the acceleration of substitute options related to options granted by Spotfire, Inc. prior to our acquisition of Spotfire.

OTHER MATTERS

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires that our executive officers and directors, and persons who own more than 10 percent of a registered class of our equity securities, file reports of ownership and changes in ownership with the SEC. Executive officers, directors and greater than 10 percent stockholders are required by SEC rules to furnish us with copies of all forms they file. Based solely on our review of the copies of such forms we received and written representations from certain reporting persons, we believe that all Section 16(a) filing requirements applicable to our executive officers, directors and 10 percent stockholders were complied with during fiscal year 2008.

Delivery of Documents to Stockholders Sharing an Address

We have adopted a process for delivering documents to stockholders approved by the SEC called “householding.” Under this process, stockholders of record who have the same address and last name will receive only one copy of the Annual Report and Proxy Statement unless we or one of our mailing agents has received contrary instructions from any stockholder at that address. We will continue to mail a proxy card to each stockholder of record.

If you prefer to receive multiple copies of the Annual Report and Proxy Statement at the same address, additional copies will be provided to you promptly upon request. If you are a stockholder of record, you may contact us by writing to TIBCO Software Inc., Attention: Investor Relations, 3303 Hillview Avenue, Palo Alto, California 94304 or calling our Investor Relations Department at (650) 846-5747. Eligible stockholders of record receiving multiple copies of the Annual Report and Proxy Statement can request householding by contacting us in the same manner.

If you are a beneficial owner holding shares through your broker, bank or other nominee, you may request additional copies of the Annual Report or Proxy Statement or you may request householding by notifying your broker, bank or nominee.

Stockholder Proposals to be Presented at Next Annual Meeting

Proposals of stockholders that are intended for inclusion in our proxy statement relating to the 2010 Annual Meeting must be received by us at our offices at 3303 Hillview Avenue, Palo Alto, California 94304, between December 9, 2009 and January 8, 2010 and must satisfy the conditions established by the SEC, including, but not limited to, Rule 14a-8 promulgated under the Exchange Act, and in our bylaws for stockholder proposals in order to be included in our proxy statement for that meeting. Stockholder proposals that are not intended to be included in our proxy materials for such meeting but that are intended to be presented by the stockholder from the floor are subject to the advance notice procedures described below under “Transaction of Other Business.”

Transaction of Other Business

At the date of this Proxy Statement, the only business that the Board of Directors intends to present or knows that others will present at the meeting is as set forth above. If any other matter or matters are properly brought before the meeting, or any adjournment or postponement thereof, it is the intention of the persons named in the accompanying form of proxy to vote the proxy on such matters in accordance with their best judgment. Stockholders may only present a matter from the floor for consideration at a meeting if certain procedures are followed. Under our bylaws, in order for a matter to be deemed properly presented by a stockholder, timely notice must be delivered to or mailed and received by the Corporate Secretary at our principal executive offices not later than the close of business on the 90th day, nor earlier than the close of business on the 120th day, prior to the anniversary date of the immediately preceding annual meeting of stockholders; provided, however, that in the event that no annual meeting was held in the previous year or the annual meeting is called for a date that is not within thirty days before or more than sixty days after such anniversary date, notice by the stockholder to be timely must be so received not earlier than the close of business on the 120th day prior to such annual meeting and not later than the close of business on the later of (i) the 90th day prior to such annual meeting and (ii) the tenth day following the day on which public announcement of the date of such annual meeting is first made. The stockholder’s notice must set forth, as to each proposed matter, the following:

•	a brief description of the business desired to be brought before the meeting and reasons for conducting such business at the annual meeting;

•

the name and address, as they appear on our books, of the stockholder of record proposing such business and of each beneficial owner or other person, if any, on whose behalf the stockholder of record is delivering the notice (each such stockholder, beneficial owner and other person, a “Proposing Person”);

•	the class and number of shares that are beneficially owned by the Proposing Person;

•

whether and the extent to which any hedging or other transaction or series of related transactions have been entered into by or on behalf of, or any other agreement, arrangement or understanding (including any short position or any borrowing of shares) has been made, the effect or intent of which is to mitigate loss or manage the risk or benefit of share price changes for, or to increase or decrease the voting power of, such Proposing Person with respect to any securities of the corporation;

•	any material interest of the Proposing Person in such business being brought before the meeting;

•	a statement whether any Proposing Person intends to solicit proxies in favor of the proposal; and

•

any other information relating to each Proposing Person that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitation of proxies for election of directors, or would be otherwise required, in each case pursuant to Section 14 of the Exchange Act and the rules and regulations promulgated thereunder.

In addition, if the stockholder wishes to nominate a person for election to the Board of Directors, the notice must also include the information specified under the section entitled “Board of Directors – Director Nomination Process – Stockholder Nominations.”

The presiding officer of the meeting may refuse to acknowledge any matter not made in compliance with the foregoing procedure.

By Order of the Board of Directors,

William R. Hughes Secretary

Palo Alto, California

February 23, 2009

TIBCO Software Inc.

Electronic Voting Instructions You can vote by Internet or telephone! Available 24 hours a day, 7 days a week! Instead of mailing your proxy, you may choose one of the two voting methods outlined below to vote your proxy. VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR. Proxies submitted by the Internet or telephone must be received by 1:00 a.m., Central time, on April 8, 2009. Vote by Internet• Log on to the Internet and go to www.investorvote.com/tibx• Follow the steps outlined on the secured website. Vote by telephone• Call toll free 1-800-652-VOTE (8683) within the UnitedStates, Canada & Puerto Rico any time on a touch tone telephone. There is NO CHARGE to you for the call.• Follow the instructions provided by the recorded message.

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.

Annual Meeting Proxy Card

IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

Proposals — The Board of Directors unanimously recommends a vote “FOR” the listed nominees and “FOR” Proposal 2.1. Election of these director nominees, each to serve until TIBCO Software Inc.’s next annual meeting of stockholders or until their successors are duly elected and qualified. Director nominees:

For Withhold

For Withhold

For Withhold

01—Vivek Y. Ranadivé 04—Peter J. Job

02—Eric C.W. Dunn 05—Philip K. Wood

03—Narendra K. Gupta

For Against Abstain

2. Ratification of the appointment of PricewaterhouseCoopers LLP as TIBCO Software Inc.’s independent auditors for the fiscal year ending November 30, 2009.

In their discretion, the Proxies are authorized to vote or otherwise represent the shares on any and all such other business that may properly come before the meeting or any postponement or adjournment thereof.

Non-Voting Items

Change of Address —Please print new address below.

Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below C Please sign exactly as your name appears on your stock certificate. If the stock is held by joint tenants or as community property, both holders must sign. Executors, administrators, trustees, guardians, attorneys and corporate officers should insert their titles. Signature 1 — Please keep signature within the box. Signature 2 — Please keep signature within the box. Date (mm/dd/yyyy) — Please print date below.

01036B

1UPX

+

IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

Proxy — TIBCO Software Inc.

PROXY FOR 2009 ANNUAL MEETING OF STOCKHOLDERS THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned stockholder of TIBCO Software Inc., a Delaware corporation, hereby acknowledges receipt of the Notice of Annual Meeting of Stockholders and Proxy Statement, each dated February 23, 2009, and hereby appoints Vivek Y. Ranadivé and Sydney L. Carey, and each of them, proxies, with full power of substitution, to represent the undersigned and to vote as designated on the reverse side all shares of common stock of TIBCO Software Inc. that the undersigned is entitled to vote at the 2009 Annual Meeting of Stockholders of TIBCO Software Inc. to be held on April 8, 2009 at 10:00 a.m., local time, at the headquarters of TIBCO Software Inc. located at 3303 Hillview Avenue, Palo Alto, CA 94304, and at any adjournment or postponement thereof. THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS SPECIFIED. IF NO SPECIFICATION IS INDICATED, THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED FOR EACH OF THE PROPOSALS ON THE REVERSE SIDE HEREOF AND FOR SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING AS THE PROXIES DEEM ADVISABLE.

SEE REVERSE SIDE

CONTINUED AND TO BE SIGNED ON REVERSE SIDE

SEE REVERSE SIDE